   As filed with the Securities and Exchange Commission on September 26, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                                LOUDCLOUD, INC.
             (Exact name of Registrant as specified in its charter)
                                ---------------

            Delaware                              7389                            94-3340178
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                             599 N. Mathilda Avenue
                              Sunnyvale, CA 94086
                                 (408) 744-7300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                              Benjamin A. Horowitz
                     President and Chief Executive Officer
                                LOUDCLOUD, INC.
                             599 N. Mathilda Avenue
                              Sunnyvale, CA 94086
                                 (408) 744-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:

              Larry W. Sonsini, Esq.                          William H. Hinman, Jr., Esq.
             Donna M. Petkanics, Esq.                          Simpson Thacher & Bartlett
               Craig D. Norris, Esq.                        3373 Hillview Avenue, Suite 250
              Kristin G. Keeffe, Esq.                             Palo Alto, CA 94304
               Eric R. Barnett, Esq.
         Wilson Sonsini Goodrich & Rosati
             Professional Corporation
                650 Page Mill Road
                Palo Alto, CA 94304

                                ---------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                              Proposed Maximum
         Title of Each Class                 Aggregate Offering                   Amount of
    of Securities to be Registered                Price (1)                   Registration Fee
----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.......           $150,000,000                       $39,600

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                                ---------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                Subject to Completion. Dated September 26, 2000.

                                        Shares


                              [LOGO OF LOUDCLOUD]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Loudcloud,
Inc. All of the            shares of common stock are being sold by Loudcloud.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $ and $ . Loudcloud has applied for quotation of the common stock on the Nasdaq National Market under the symbol "LDCL."

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to Loudcloud.........................   $       $

  To the extent that the underwriters sell more than       shares of common
stock, the underwriters have the option to purchase up to an additional shares from Loudcloud at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

                                  -----------

                          Joint Book-Running Managers

Goldman, Sachs & Co.                                 Morgan Stanley Dean Witter

                                  -----------

                           Thomas Weisel Partners LLC

                                 Epoch Partners

                                  -----------

                        Prospectus dated        , 2000.

[Inside Front Cover--Text and Graphics]

    This page is divided into two columns. The first column is approximately one-third of the width of the page and the second column is two-thirds of the width of the page. The Loudcloud logo appears at the top of the first column. The rest of that column is empty. The second column contains the following text approximately one-third of the way down the column:

                                  "Loudcloud
                Offering a new class of Internet infrastructure
                     services to established enterprises,
                     ASPs and Internet-based businesses."

    The second column is solid blue, except for two narrow horizontal strips. The first strip is a photograph of a blue sky with white clouds and appears at the top of the column. The second strip is a white space two-thirds of the way down the column. It contains the following text:

    "Enabling our customers to:

    . Scale rapidly

    . Focus on their core business

    . Reduce time to market"

[Inside Gatefold, pages one and two--Text and Graphics]

    A narrow strip of a photograph of a blue sky with white clouds appears across the top of the pages. The following title begins two-thirds of the way across the first page and continues across the second page:

         "The Loudcloud Infrastructure Network"
         Bringing the Solution Together"

    The following text appears on the left side of the first page:

         "Challenge:

         Companies today have to manage, understand and optimize their Internet infrastructure--above and beyond creating their own applications."

    A diagram of the typical infrastructure of an Internet site appears below this text with the following labels to its left:

         "Systems Administrators
         Database Administrators
         Performance Debuggers
         Network Administrators
         Software Engineers
         Security Experts"

    The following labels appear on the right side of the diagram:

         "Storage
         Databases
         Application Servers
         Web Servers
         Load Balancers
         Firewall
         Customer Application"

    Below this diagram, on the left side of the first page, the following text appears:

         "Solution:

         Loudcloud provides businesses Internet infrastructure services that address the challenges associated with deploying, maintaining and scaling Internet operations. We offer our Smart Cloud services through the Loudcloud Infrastructure Network to provide businesses with scalability and guaranteed levels of reliability, helping them to reduce the time it takes to build or expand their Internet operations."

         Another diagram appears below this text. This diagram is encircled in a sketch of a cloud. The words "Loudcloud services" are centered in the diagram. The words "Customer Application" extends from a rectangle within the diagram.

         On the second page the following text appears about one-third of the way down and is centered across the page:

         "An infrastructure network that allows us to consistently provision operations infrastructure capacity for our customers across multiple locations."

    A diagram appears below this text that extends onto the first page of the fold out. The diagram consists of two concentric ovals. The following text appears centered inside of the inner oval:

                                   "OPSWARE
                                  TECHNOLOGY
                            Powering the Loudcloud
                            Infrastructure Network"

    At the top of the outer oval, a small gray diamond containing the letters "GNOC" appears. A series of small yellow circles appear along the outer oval. Two small blue diagrams are inside each of the small yellow circles. There is a key below this diagram showing that a yellow circle indicates a Third-Party Data Center, a small blue diagram indicates a Customer and that GNOC indicates a Global Network Operations Center.

                               PROSPECTUS SUMMARY

    You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and accompanying notes appearing elsewhere in this prospectus.

                                Loudcloud, Inc.

    We offer businesses a new class of Internet infrastructure services. Using our Opsware automation technology, we deliver a suite of services that addresses the challenges of deploying, maintaining and scaling mission-critical Internet operations.

    Our customers include established enterprises, application service providers and Internet-based businesses, each of which requires robust Internet operations to successfully interact with their business partners and to deliver their products and services to their customers. Our Smart Cloud services enable our customers to benefit from reliable, high-quality and scalable Internet operations without undertaking the difficulty and expense associated with developing the required expertise in-house. Our services also allow our customers to focus on building their businesses and developing their software applications rather than spending valuable resources maintaining their Internet operations infrastructure. Using our services, our customers are able to access the operations capacity they require to efficiently run their Internet operations and to increase or reduce that capacity as business needs dictate.

    We deliver our Smart Cloud services through the Loudcloud Infrastructure Network, which allows us to centrally and consistently provision operations infrastructure capacity for our customers across multiple locations. The Loudcloud Infrastructure Network consists of our hardware, software and networking equipment located in our centralized network operations center and a number of interconnected third-party data centers. Among other things, the Loudcloud Infrastructure Network allows our customers to maintain a duplicate operations infrastructure in multiple locations and efficiently incorporate additional functionality into their Internet operations as new technologies evolve.

    We manage this network using our Opsware technology, which automates traditionally manual tasks associated with deployment and maintenance of Internet operations. Our Opsware technology also allows us to centrally and consistently deploy and maintain our customers' Internet operations across multiple locations. We believe that our Opsware technology enables us to deploy and maintain a customer's Internet infrastructure more quickly and efficiently and with a higher quality of service than a customer could otherwise do on its own.

    Our strategy is to establish Loudcloud as the leading provider of Internet infrastructure services. We plan to expand the geographic scope of the Loudcloud Infrastructure Network and extend the capabilities of our Opsware automation technology. We also intend to continue to invest in the development and integration of additional services and expand the scope of services we provide.

                                  The Offering

 Shares offered by Loudcloud................               shares

 Shares to be outstanding after this
  offering..................................               shares

 Use of proceeds............................ For general corporate purposes, including working capital and capital expenditures.

 Proposed Nasdaq National Market symbol..... "LDCL"

    Except as otherwise indicated, whenever we present the number of shares of common stock outstanding, we have:

  . included 41,872,848 shares, held primarily by our employees, that are subject to a right of repurchase by Loudcloud as of August 31, 2000;

  . based this information on the shares outstanding as of August 31, 2000, excluding:

    . 2,336,036 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share,

    . 3,208,000 shares of common stock issuable upon exercise of outstanding options at an exercise price of $1.80 per share, and

    . 35,857,209 shares of common stock available for future issuance under our various stock plans, including stock plans adopted in connection with this offering;

  . given effect to the automatic conversion of our outstanding preferred stock into common stock upon completion of this offering;

  . assumed no exercise of options and warrants after August 31, 2000, other than the exercise of a warrant to purchase 10,000 shares of preferred stock at an exercise price of $0.84056 per share; and

  .  assumed no exercise of the underwriters' over-allotment option.

                             Additional Information

    We were incorporated in Delaware in September 1999 under the name VCellar, Inc. We changed our name to Loudcloud, Inc. in November 1999. Our principal executive offices are located at 599 N. Mathilda Avenue, Sunnyvale, California 94086, and our telephone number is (408) 744-7300.

    Loudcloud, Access Control Cloud, Application Server Cloud, Content Distribution Cloud, Customer Analytics Cloud, Database Cloud, Directory Cloud, Mail Cloud, Monitoring Cloud, myLoudcloud, Smart Cloud, Staging Cloud, Storage Cloud, Stress Cloud and Web Cloud are trademarks or service marks of Loudcloud. This prospectus also contains brand names, trademarks and service marks of companies other than Loudcloud, and these brand names, trademarks and service marks are the property of their respective holders.

                         Summary Financial Information

    The following tables summarize the audited financial data for our business. You should read this data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Pro forma net loss per share applicable to common stockholders reflects the conversion of all outstanding preferred stock into common stock from the beginning of the period presented or at the date of original issuance, if later, even though the effect of the conversion is antidilutive. The as adjusted balance sheet data reflects
our receipt of the estimated net proceeds from the sale of           shares of
common stock in this offering at an assumed initial public offering price of
$      per share after deducting the estimated underwriting discounts and commissions and the estimated expenses of this offering.

                                         Period from
                                          Inception
                                         (September 9,
                                       1999) to January      Six Months Ended
                                           31, 2000            July 31, 2000
                                      -----------------     -------------------
                                       (in thousands, except per share data)
Statements of Operations Data:
Net revenue.....................     $              --     $             1,941
Cost and expenses:
  Cost of revenue...............                    --                  13,729
  Research and development......                 1,453                   4,298
  Sales and marketing...........                   710                   4,292
  General and administrative....                   760                   3,454
  Amortization of deferred stock
   compensation.................                 2,208                  24,364
                                     -----------------     -------------------
    Total costs and expenses....                 5,131                  50,137
                                     -----------------     -------------------
Loss from operations............                (5,131)                (48,196)
Interest and other income
 (expense), net.................                   150                  (1,247)
                                     -----------------     -------------------
Net loss........................                (4,981)                (49,443)
Series C convertible preferred
 stock deemed, non-cash
 dividend.......................                    --                 (67,530)
                                     -----------------     -------------------
Net loss applicable to common
 stockholders...................     $          (4,981)    $          (116,973)
                                     -----------------     -------------------
Net loss per share applicable to
 common stockholders:
  Basic and diluted.............     $         (907.70)    $         (2,285.36)
  Weighted average shares--basic
   and diluted..................                     5                      51
Pro forma net loss per share
 applicable to common
 stockholders:
  Basic and diluted.............     $           (0.27)    $             (2.80)
  Weighted average shares--basic
   and diluted..................                18,516                  41,703

                                                As of July 31, 2000
                                      -----------------------------------------
                                           Actual               As Adjusted
                                      -----------------     -------------------
                                                 (in thousands)
Balance Sheet Data:
Cash and cash equivalents.......     $         142,591        $
Working capital.................               124,829
Total assets....................               185,420
Long-term obligations and senior
 discount notes, net of current
 portion........................                38,890
Stockholders' equity............               124,682

                                 RISK FACTORS

    Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                         Risks Related to Our Business

We have a limited operating history, and our business model is new and unproven, which makes it difficult to evaluate our future prospects.

    We were incorporated in September 1999 and deployed our first customer in February 2000. Accordingly, we have a limited operating history and limited financial data upon which you may evaluate our business and prospects. In addition, our business model to provide Internet infrastructure services is new and unproven and is likely to continue to evolve. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. Some of these risks relate to our potential inability to:

  . acquire and deploy a sufficient number of customers to achieve profitability;

  . successfully provide high levels of service quality to our existing customers as we expand the scale of our business;

  .  develop new service offerings that complement our existing offerings;

  . extend our Opsware technology to further automate and reduce the costs of many of the processes required to deploy and support our customers;

  . extend our Opsware technology to support a wide range of hardware and software to meet the needs of a large range of customers;

  . acquire or license third-party technologies and services that we require to deliver our services; and

  .  increase our brand awareness.

    We may not successfully address these risks. If we do not successfully address these risks, we may not realize sufficient revenues or net income to reach or sustain profitability.

We have a history of losses and expect to continue to incur significant operating losses and negative cash flow, and we may never be profitable.

    We have spent significant funds to develop our current services, lease third-party data center space, procure hardware, software and networking products and develop our operations, research and development and sales and marketing organizations. We have incurred significant operating and net losses and negative cash flow and have not achieved profitability. As of July 31, 2000, we had an accumulated deficit of $122.0 million.

    We expect to increase our operating expenses as we continue to, among other things:

  . invest significantly in our operations and research and development organizations to extend our current services, expand our service offerings and continue to develop our automation software;

  . lease, maintain and equip additional facilities within third-party data centers;

  . hire additional people in all areas of our company to support our growing business;

  .  lease additional office space and incur related costs and depreciation;

  .  grow our sales and marketing organizations;

  .  spend significant funds to promote our company and our services; and

  . incur significant fixed and other costs associated with customer acquisition, deployment and maintenance.

    To achieve operating profitability, we will need to increase our customer base and revenue and decrease our costs per customer. We may not be able to increase our revenue or increase our operating efficiencies in this manner. If our revenue grows more slowly than we anticipate, if we do not increase utilization of our leased third-party data center space and technology infrastructure or if our operating or capital expenses increase more than we expect, our operating results will suffer. Moreover, because we expect to continue to increase our investment in our business faster than we anticipate growth in our revenue, we will continue to incur significant operating losses and negative cash flow for the foreseeable future. Consequently, it is possible that we will not achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our financial results may fluctuate significantly, which could cause our stock price to decline.

    Our revenue and operating results could vary significantly from quarter to quarter. These fluctuations could cause our stock price to fluctuate significantly or decline. Important factors that could cause our quarterly results to fluctuate materially include:

  .  the timing of obtaining new customers;

  .  the timing of deploying services for new customers;

  . the timing and magnitude of operating expenses and capital expenditures;

  . costs related to the various third-party technologies we incorporate into our services;

  . utilization of our leased third-party data center space and technology infrastructure;

  .  changes in our pricing policies or those of our competitors; and

  . the amount of credits that we may be required to issue to our customers if we fail to deliver our services pursuant to our scheduled uptime and performance guarantees.

    Our current and future levels of operating expenses and capital expenditures are based largely on our growth plans and estimates of future revenue. These expenditure levels are, to a large extent, fixed in the short term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue relative to planned expenditures could negatively impact our business and results of operations. In addition, because many of our expenses are components of our cost of revenues, our gross margins are likely to be negative for the foreseeable future.

    Due to these and other factors, quarter-to-quarter comparisons of our operating results may not be meaningful. You should not rely on our results for any one quarter as an indication of our future performance. In future quarters, our operating results may fall below the expectations of public market analysts or investors. If this occurs, the market price of our common stock would likely decline.

We have grown very rapidly, and our ability to achieve profitability will suffer if we fail to manage our growth.

    We have rapidly expanded our business since we were founded in September 1999. We have increased our number of employees from 74 at January 31, 2000, to 147 at April 30, 2000, and to 368 at August 31, 2000. This growth has placed, and will continue to place, a significant strain on our employees, management systems and other resources. We expect our business to continue to grow in terms of headcount, geographic scope, number of customers and number of services we offer. There will be additional demands on our customer service support, research and development, sales and marketing and administrative resources as we try to increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by our limited operating history. We may not be able to successfully manage our growth. In order to manage our growth successfully, we must:

  .  improve our management, financial and information systems and controls;

  .  maintain a high level of customer service and support; and

  . expand, retain, train, manage and integrate our employee base effectively.

    Any failure by us to effectively manage our growth could disrupt our operations or delay execution of our business plan and consequently harm our business.

If we are unable to diversify our customer base, a substantial portion of our net revenue will continue to be derived from Internet-based businesses, which could weaken our financial position.

    Our customers include established enterprises, application service providers and Internet-based businesses. During the quarter ended July 31, 2000, we derived approximately 51% of our net revenue from customers that are Internet-based businesses, two of which accounted for 27% of our net revenues. Although we are planning to diversify our customer base, we may not succeed. In general, Internet-based businesses have exhibited less financial stability and may represent greater credit risks than established enterprises and application service providers. To the extent we continue to rely significantly on Internet-based customers, we will be subject to an increased risk that these customers encounter financial difficulties and fail to pay for our services or delay payment substantially, which would adversely affect our net revenue and other financial results.

Sales efforts involving large enterprises and traditional businesses may lengthen our sales and deployment cycles, which may cause our financial results to suffer.

    Sales to large enterprises and traditional businesses generally have a longer sales cycle than sales to Internet-based businesses. As a result, as we continue to expend greater sales resources on these accounts, our average sales cycle may increase, which could make it more difficult for us to forecast revenue and plan expenditures. In addition, it may take longer to deploy our services with these accounts, which would delay our ability to recognize revenue from sales to these accounts. Any such delay could postpone our ability to become profitable.

If customers require that we customize our services beyond what we currently provide or that we perform systems integration work for them, our operating results will suffer.

    We generally do not customize the delivery of our services beyond the technology platforms that we currently support, and we do not provide general systems integration work for our customers. Some businesses may prefer more customized applications and services than our business model contemplates. If we do not offer the desired customization, there may be less demand for our services. Conversely, providing customization of our services would increase our costs and could reduce our flexibility to provide broad-based services to a wide range of customers. Accordingly, increased demand for customization of our services could reduce our revenue and increase our operating costs. If our customers require service for technology platforms other than those we currently support, we may not be able to provide service to those customers. This may harm our ability to attract and retain customers. Among the significant platforms we do not currently support are the versions of the Unix operating systems offered by Hewlett-Packard and IBM.

We are highly dependent upon our Opsware automation technology, and any failure of this technology would harm our business.

    We are using and continuing to develop our Opsware technology to automate formerly manual tasks in the deployment and maintenance of our customers' Internet infrastructure. We rely on our Opsware technology to help ensure the quality and reliability of our services and to help increase the efficiency with which we deliver our services. Our business model assumes that our Opsware technology will continue to bring greater efficiencies to our operations. If our Opsware technology fails to work properly or if we are unable to continue to expand the scope of its capabilities, the quality and reliability of our services may decline, and we may be unable to grow our revenue at the rate required to sustain our business. In addition, if we are unable to continue to increase the functionality of our Opsware technology, we would not achieve anticipated efficiencies and we would need to hire additional personnel to support our customers, which would cause our cost of revenue to increase and our margins to decline.

Our services depend upon the continued availability of leased data center space from third parties.

    We lease and intend to continue to lease data center space from third parties. If we are unable to acquire new or retain existing third-party data center space, our growth could be slowed and our business could be harmed. In the event that we cannot obtain adequate data center space from third parties, we could also be required to build our own data center facilities, which would require significant capital expenditures, could delay the expansion of our operations and could change the nature of our business model. In addition, because we are required in most circumstances to enter into contracts for data center space in advance of customer commitments, if we are unable to grow our customer base at the rate that we anticipate in the geographic areas in which we have contracted for space, our operating results will suffer. Recently, some of our existing data center providers have indicated that they perceive that some or all of the services that we currently provide may be competitive to those that they may offer on their own. This perception may limit our ability to renew existing agreements and enter into new agreements for data center space with existing or new data center providers.

We operate in a new, highly competitive market, and our inability to compete successfully against new entrants and established companies would limit our ability to increase our market share and would harm our financial results.

    Our market is rapidly evolving and highly competitive. It will likely be characterized by an increasing number of market entrants, as there are few barriers to entry, and by industry consolidation. We expect that we will face competition from both existing competitors and new market entrants in the future. Because we offer businesses the ability to outsource their operations, we also compete against a company's internal operations department, which may prefer to maintain control over operations. This may be particularly the case with larger enterprises, which represent one of our key target markets.

    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, more developed infrastructures, greater name recognition and more established relationships in the industry than we have. As a result, many of our competitors may be able to develop and expand their service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other opportunities more readily, achieve greater economies of scale, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. Because of these competitive factors and due to our comparatively small size and limited financial resources, we may be unable to compete successfully.

    Our competitors and other companies may form strategic relationships with each other to compete with us. These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements, any of which may increase our competitors' ability to address customer needs with their product and service offerings. In addition, we believe that there will be continued consolidation within the markets in which we compete. Our competitors may consolidate with one another, or acquire other technology providers, enabling them to more effectively compete with us. This consolidation could affect prices and other competitive factors in ways that would impede our ability to compete successfully and harm our business. A number of the companies with whom we have industry relationships, particularly data center providers, are currently offering services that may be competitive with some of our services, and some of these companies may choose to expand these services in the future. As a result, some of these companies may be unwilling to provide services to us or to enter into relationships with us.

Poor performance in or disruptions of the services we deliver to our customers could harm our reputation, delay market acceptance of our services and subject us to liabilities.

    We provide our customers scheduled uptime and performance guarantees regarding the quality of our services. Our scheduled uptime guarantee assures each customer that, except during scheduled maintenance windows or during service outages or degradations caused by the customer, outages to its Internet operations will be repaired within specified time limits. Our performance guarantees assure our customers that if the responsiveness of a customer's Internet operations falls below mutually agreeable levels, we will restore the site to the appropriate levels within specified time limits. If we fail to meet these guarantees, we may be required to credit a percentage of the fees a customer has paid for our services, generally up to a maximum of 100% of all service fees accrued in the month of the outage. In addition, from time to time we may decide to issue discretionary credits to address service and performance issues. These discretionary credits would be issued prior to recognizing revenue for the related services.

    Our operations depend upon our ability and the ability of our third-party data center and network services providers to maintain and protect the computer systems on which we provide our services. Although our data center and network providers maintain back-up systems, a natural disaster, human error, physical or electronic security breaches, power loss, sabotage or similar disruption at any of their sites could impair our ability to provide our services to our customers until the site is repaired or back-up systems become operable. Some of our data center providers, as well as our corporate headquarters, are located in Northern California near known earthquake fault zones. Our systems and the data centers we use are also vulnerable to damage from fire, flood, power loss, telecommunications failures and similar events.

    In addition, because many of our customers depend upon their Internet operations to help run their businesses, they could be seriously harmed if the services we provide to them work improperly or fail, even if only temporarily. Our inability to maintain the quality of our services at guaranteed levels could cause our reputation to suffer, hinder our ability to obtain and retain new customers, force us to divert research and development and management resources, cause a loss of revenue or subject us to liabilities, any one of which could adversely affect our results and harm our business.

Our business will suffer if we do not enhance or introduce new services and upgrades to meet changing customer requirements.

    The market for Internet infrastructure services is characterized by rapid technological change, frequent new hardware, software and networking product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. Any delays in responding to these changes and developing and releasing enhanced or new services could hinder our ability to retain existing and obtain new customers. In particular, our technology is designed to support a variety of hardware, software and networking products that we believe to be proven and among the most widely used. We cannot assure you, however, that present and future customers will continue to use these products. Even if they do, new versions of these products are likely to be released and we will need to adapt our technology to these new versions. We must, therefore, constantly modify and enhance our technology to keep pace with changes made to our customers' hardware and software configurations and network infrastructures. If we fail to promptly modify or enhance our technology in response to evolving customer needs and demands, our technology could become obsolete, which would significantly harm our business. In addition, frequent changes in the hardware, software and networking components of the systems and services we provide could adversely affect our ability to automate the deployment process, a key element of our business strategy.

    If we do not develop, license or acquire new services, or deliver enhancements to existing products on a timely and cost-effective basis, we may be unable to meet the growing demands of our existing and potential customers. In addition, as we introduce new services or technologies into existing customer architectures, we may experience performance problems associated with incompatibility among different versions of hardware, software and networking products. To the extent that such problems occur, we may face adverse publicity, loss of sales, delay in market acceptance of our services or customer claims against us, any of which could harm our business.

We rely on third-party hardware, software and networking products to deliver our services to our customers, and the loss of access to these products could harm our business.

    As part of our normal operations, we purchase, license or lease software, hardware and networking products from third party commercial vendors. We obtain most of our components from third parties on a purchase order basis. These products may not continue to be available on commercially reasonable terms, or at all. The loss of these products could result in delays in the sale of our services until equivalent technology, if available, is identified, procured and integrated, and these delays could result in lost revenues. Some of the key components of our services are available only from sole or limited sources. For example, only hardware manufactured by Sun Microsystems is compatible with the Solaris operating system, which is a key component of our infrastructure. Further, to the extent that the vendors from whom we purchase these products increase their prices, our gross margins could be negatively impacted.

Security risks and concerns may decrease the demand for our services, and security breaches may disrupt our services or make them inaccessible to our customers.

    Our services involve the storage and transmission of business-critical, proprietary information. If the security measures we or our third party data centers have implemented are breached, our customers could lose this information and we could be exposed to litigation and possible liability. Anyone who circumvents these security measures could misappropriate business-critical proprietary information or cause interruptions in our services or operations. In addition, computer "hackers" could introduce computer viruses into our systems or those of our customers, which could disrupt our services or make them inaccessible to customers. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures and those that our third-party data centers provide may be inadequate to prevent security breaches, and our business and reputation will suffer if these breaches occur.

If we are unable to retain our executive officers and key personnel, we may not be able to successfully manage our business or achieve our objectives.

    Our business and operations are substantially dependent on the performance of our key employees, all of whom are employed on an at-will basis. If we lose the services of one or more of our executive officers or key employees, in particular, Marc Andreessen, our Chairman, Benjamin Horowitz, our President and Chief Executive Officer and Timothy Howes, our President of Product Operations and Chief Technical Officer, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives.

Our business will suffer if we are unable to hire and retain highly qualified employees.

    Our future success depends on our ability to identify, hire, train, integrate and retain highly qualified technical, sales and marketing, managerial and administrative personnel. As our customer base and revenue continue to grow, we will need to hire a significant number of qualified personnel. In particular, we need to hire a sufficient number of technical operations personnel in order to deploy customers on a timely basis. Competition for qualified personnel, especially those with Internet experience, is intense, and we may not be able to attract, train, integrate or retain a sufficient number of qualified personnel in the future. Our failure to attract, train, integrate and retain qualified personnel could seriously disrupt our operations and increase our costs by forcing us to use more expensive outside consultants and reduce the rate at which we can increase revenue.

    Important components of the compensation of our personnel are stock options and restricted stock, which vest typically over a four-year period. We face a significant challenge in retaining our employees if the value of these stock options and restricted stock is either not substantial enough or so substantial that the employees leave after their stock options or restricted stock have vested. To retain our employees, we expect to continue to grant new options subject to vesting schedules, which could be dilutive to investors who purchase our stock in this offering. If our stock price does not increase significantly above the prices of our options, we may also need to issue new options or grant additional shares of stock in the future to motivate and retain our employees.

We may not be able to obtain the additional financing necessary to grow our business.

    In order to grow our business and expand our geographic scope, we may require additional financing. We plan to finance this growth primarily with the proceeds of this offering, current and future vendor financing, equipment lease lines and bank lines of credit, as well as other debt or equity financings. We cannot be sure that we will be able to secure additional financing on acceptable terms, or at all. Additionally, holders of any future debt instruments or preferred stock may have rights senior to those of the holders of our common stock, and any future issuance of common stock would result in dilution of existing stockholders' equity interests. If we are unable to obtain additional financing on acceptable terms or at all, our revenue growth may be adversely affected.

If we do not continue to expand our direct and indirect sales organizations, we will have difficulty acquiring and retaining customers.

    Our services require a sophisticated sales effort targeted at a limited number of key people within our prospective customers' organizations. Because the market for our services is new, many prospective customers are unfamiliar with the services we offer. As a result, our sales effort requires highly trained sales personnel. We need to continue to expand our marketing and sales organization in order to increase market awareness of our services to a greater number of organizations and, in turn, to generate increased revenue. We are in the process of developing our direct sales force and we require additional qualified sales personnel. Competition for these individuals is intense, and we may not be able to hire the type and number of sales personnel we need. Moreover, even after we hire these individuals, they require extensive training in our infrastructure services. If we are unable to continue to expand our direct and indirect sales operations and train new sales personnel as rapidly as necessary, we may not be able to increase market awareness and sales of our services, which may prevent us from growing our revenue and achieving and maintaining profitability.

The rates we charge for our services may decline over time, which would reduce our revenue and adversely affect our profitability.

    As our business model gains acceptance and attracts the attention of competitors, we may experience pressure to decrease the fees for our services, which could adversely affect our revenue and our gross margin. This pricing pressure may be exacerbated by decreases in the cost of the third-party hardware underlying our services, which may also make it more attractive for potential customers to deploy an in-house solution. If we are unable to sell our services at acceptable prices, or if we fail to offer additional services with sufficient profit margins, our revenue growth will slow, our margins may not improve and our business and financial results will suffer.

Due to our limited operating history, we have no ability to predict whether our customers will renew our services.

    We provide our services through customer service agreements with our customers. Many of our initial customer service agreements had one year terms. Since we have only recently begun to provide these services, none of our customer service agreements has expired. Therefore, we have no historical information with which to forecast future demand for our services from our existing customer base after existing contracts expire. If our customers elect not to renew our services, our business and financial results may suffer.

Because our success depends on our proprietary technology, if third parties infringe our intellectual property, we may be forced to expend significant resources enforcing our rights or suffer competitive injury.

    Our success depends in large part on our intellectual property, including our proprietary technology. We currently rely on a combination of copyright, trademark, trade secret and other laws and restrictions on disclosure to protect our intellectual property rights. These legal protections afford only limited protection, and our means of protecting our proprietary rights may not be adequate.

    Our intellectual property may be subject to even greater risk in foreign jurisdictions, as the laws of many countries do not protect proprietary rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property, our competitive position may suffer.

    We may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we are able to ascertain any such infringement. In addition, competitors may design around our proprietary technology or develop competing technologies. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any such litigation could result in substantial costs and diversion of resources, including the attention of senior management.

Defending against intellectual property infringement and other claims could be time consuming and expensive and, if we are not successful, could subject us to significant damages and disrupt our business.

    Other companies, including our competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our services. As a result, we may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the disputed technology, our business and operating results would be significantly harmed. Intellectual property litigation has become prevalent in the Internet and software fields. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

  .  pay costly damages;

  . stop selling services that incorporate the challenged intellectual property;

  . obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; and

  .  redesign our services or our network, if feasible.

    If we are forced to take any of the foregoing actions, our business may be seriously harmed. In addition, any of these could have the effect of increasing our costs and reducing our revenue. Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

We face risks associated with international operations that could harm our business.

    We are committing significant resources to our international operations and sales and marketing activities. For example, we have just recently commenced operations in the United Kingdom. In addition, we plan to expand our presence more broadly in Europe and the Asia-Pacific region and may also expand into Latin America. We have limited experience conducting business outside of the United States, and we may not be aware of all the factors that may affect our business in foreign jurisdictions. We will be subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycles and require significant management attention. These risks include:

    . increased costs and expenses related to the leasing of foreign, third-party data center space;

    .  difficulty in staffing and managing foreign operations;

    . the added complexity and expense of adapting our Opsware technology to systems and equipment designed to operate outside the United States;

    .  protectionist laws and business practices that favor local competition;

    .  general economic and political conditions in international markets;

    . potentially adverse tax consequences, including complications and restrictions on the repatriation of earnings;

    . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    .  currency exchange rate fluctuations; and

    . unusual or burdensome regulatory requirements or unexpected changes to those requirements.

    If one or more of these risks were to materialize, our financial results could suffer.

We expect to engage in future acquisitions or investments, which may harm our operating results.

    Although we have no current agreements relating to acquisitions or investments in other companies, we expect in the future to make acquisitions or investments designed to increase our customer base, broaden our offerings and expand our technology platform. We have not made acquisitions or investments in the past, and therefore our ability to conduct acquisitions and investments is unproven. If we fail to evaluate and to execute acquisitions or investments successfully, they may seriously harm our business. To complete an acquisition successfully, we must:

    .  properly evaluate the technology;

    . accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses;

    .  integrate and retain personnel;

    .  combine potentially different corporate cultures; and

    . effectively integrate services and products as well as technology, sales, marketing and support operations.

    If we fail to do any of these, we may suffer losses or our management may be distracted from our day-to-day operations. In addition, if we conduct acquisitions using convertible debt or equity securities, existing stockholders may be diluted.

                         Risks Related to our Industry

The Internet infrastructure services market is new, and our business will suffer if the market does not develop as we expect.

    The Internet infrastructure services market is new and may not grow or be sustainable. Potential customers may choose not to purchase operations services from a third-party provider due to concerns about security, reliability, cost or system availability. It is possible that our services may never achieve market acceptance. We have a limited number of customers and have deployed our services a limited number of times. In addition, we have not yet provided our services on the scale that is anticipated in the future. We incur operating expenses based largely on anticipated revenue trends that are difficult to predict given the recent emergence of the Internet infrastructure services market. If this market does not develop, or develops more slowly that we expect, we may not achieve significant market acceptance for our services and the rate of our revenue growth may decline.

Our success depends on the continued growth in the usage of the Internet.

    Rapid growth in the use of and interest in the Internet has occurred only recently. Acceptance and use may not continue to develop at historical rates and a sufficiently broad base of consumers and businesses may not adopt or continue to use the Internet and other online services as a medium of commerce. Factors that may affect Internet usage include:

    .  actual or perceived lack of security of information;

    .  congestion of Internet traffic or other usage delays; and

    .  reluctance to adopt new business methods.

    If Internet usage does not continue to increase, demand for our services may be limited and our business and results of operations could be harmed.

Governmental regulation and the application of existing laws to the Internet may slow the Internet's growth, increase our costs of doing business and create potential liability for the dissemination of information over the Internet.

    Laws and regulations governing Internet services, related communications services and information technologies and electronic commerce are beginning to emerge but remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, telecommunications, and taxation, apply to the Internet and to related services such as ours. Uncertainty and new laws and regulations, as well as the application of existing laws to the Internet, in our markets could limit our ability to operate in these markets, expose us to compliance costs and substantial liability and result in costly and time consuming litigation. The international nature of the Internet and the possibility that we may be subject to conflicting laws of, or the exercise of jurisdiction by, different countries may make it difficult or impossible to comply with all the laws that may govern our activities. Furthermore, the laws and regulations relating to the liability of online service providers for information carried on or disseminated through their networks is currently unsettled.

Underdeveloped telecommunications and Internet infrastructure may limit the growth of the Internet overseas and the growth of our business.

    Access to the Internet requires advanced telecommunications infrastructure. The telecommunications infrastructure in many parts of Europe, the Asia-Pacific region and Latin America is not as well developed as in the United States and is partly owned and operated by current or former national monopoly telecommunications carriers or may be subject to a restrictive regulatory environment. The quality and continued development of telecommunications infrastructure in Europe, the Asia-Pacific region and Latin America will have a significant impact on our ability to deliver our services and on the market use and acceptance of the Internet in general.

    In addition, the recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. The quality of our services is ultimately limited by and reliant upon the speed and reliability of Internet-related networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure in Europe, the Asia-Pacific region and Latin America.

                        Risks Related to this Offering

Our stock price may be particularly volatile and could decline substantially.

    Before this offering, there has not been a public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. The initial public offering price will be determined through negotiations between representatives of the underwriters and us and may not be representative of the price of our common stock after this offering. The market price of our common stock could be subject to significant fluctuations after the offering and may decline below the price you paid for your shares. The market for technology stocks, particularly following an initial public offering, has been extremely volatile and frequently reaches levels that bear no relationship to the past or present operating performance of those companies. In addition, as an early stage company, small delays in customer bookings, installations or revenue could result in material variations in our quarterly results and quarter-to-quarter growth in the foreseeable future. This could result in greater volatility in our stock price. These fluctuations could also lead to costly class action litigation that could significantly harm our business and operating results.

    Among the factors that could affect our stock price are:

    .  variations in our quarter-to-quarter operating results;

    . announcements by us or our competitors of significant contracts, new or enhanced products or services, acquisitions, distribution partnerships, joint ventures or capital commitments;

    . changes in financial estimates or investment recommendations by securities analysts following our business;

    .  our sale of common stock or other securities in the future;

    . changes in economic and capital market conditions for companies in our sector;

    .  changes in market valuations or earnings of our competitors;

    .  changes in business or regulatory conditions; and

    .  the trading volume of our common stock.

Insiders will continue to have substantial control over us after this offering, which could delay or prevent a change in control and may negatively affect your investment.

    Following this offering, our executive officers, directors and their
affiliates will beneficially own, in the aggregate, approximately     % of our
outstanding common stock. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us and could affect the market price of our common stock. In addition, the interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider. For information regarding the ownership of our outstanding stock by our executive officers, directors, principal stockholders and their affiliates, please see "Principal Stockholders."

We have implemented anti-takeover provisions that could make it more difficult to acquire us.

    Our certificate of incorporation, our bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so would be beneficial to our stockholders. For example, a takeover bid otherwise favored by a majority of our stockholders might be rejected by our board of directors. These provisions include:

    .  implementing a classified board of directors;

    . authorizing the issuance of shares of undesignated preferred stock without a vote of stockholders;

    .  prohibiting stockholder action by written consent; and

    . limitations on stockholders' ability to call special stockholder meetings.

Substantial sales of our common stock could depress our stock price.

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Based on shares outstanding as of August 31, 2000, upon completion
of this offering, we will have outstanding            shares of common stock.
Upon completion of this offering, the            shares being sold in this
offering will be eligible for sale in the public market immediately, unless purchased by our affiliates. Our officers and directors will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus, or earlier at Goldman Sachs & Co.'s and Morgan Stanley & Co. Incorporated's discretion. All other stockholders will be subject to a staged lock-up based upon the general 180 day restriction, but subject to release provisions after 90 days and 120 days depending on the market price of our common stock, or earlier at Goldman, Sachs & Co.'s and Morgan Stanley & Co. Incorporated's discretion. After these
agreements expire, an additional          shares will be eligible for sale in
the public market. See "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to our, and in some cases our customers' or partners', future plans, objectives, expectations, intentions and financial performance, and the assumptions that underlie these statements. In some cases, you can identify forward-looking statements because they use terms such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of those terms or other comparable words. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus.

    Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We may not update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of approximately $
million from the sale of           shares of our common stock, or $
million if the underwriters' over-allotment option is exercised in full, at
the assumed initial public offering price of $           per share, after
deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

    The principal purposes of this offering are to raise funds, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility. We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital and capital expenditures. The amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated or used by our operations, competitive and technological developments and the rate of growth, if any, of our business. We may also use a portion of the net proceeds to acquire additional businesses, services, products or technologies or invest in additional businesses that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or investment. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short term interest bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. Moreover, the indenture governing our senior discount notes prohibits us from paying cash dividends. We currently expect to retain our earnings, if any, for the development of our business.

                                CAPITALIZATION

    The following table sets forth our capitalization as of July 31, 2000:

  .  on an actual basis;

  . on a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into common stock; and

  . on the same pro forma basis as adjusted to give effect to our receipt and application of the estimated net proceeds from the sale of shares of common stock in this offering.

                                                    As of July 31, 2000
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  as Adjusted
                                              ---------  ---------  -----------
                                              (in thousands, except per share
                                                           data)
Long-term obligations and senior discount
 notes, excluding current portion............ $  38,890  $  38,890  $   38,890

Stockholders' equity:
Preferred stock, $0.001 par value, 55,000
 shares authorized, 52,772 shares issued and
 outstanding actual; 15,000 shares authorized
 pro forma and pro forma as adjusted, none
 issued or outstanding pro forma and pro
 forma as adjusted...........................        53         --
Common stock, $0.001 par value, 100,000
 shares authorized, 40,822 shares issued and
 outstanding actual; 400,000 shares
 authorized, 93,594 shares issued and
 outstanding pro forma;      shares issued
 and outstanding pro forma as adjusted.......        41         94
Additional paid-in capital...................   328,985    328,985
Notes receivable from stockholders...........    (4,743)    (4,743)
Deferred stock compensation..................   (77,700)   (77,700)
Accumulated deficit..........................  (121,954)  (121,954)
                                              ---------  ---------  ----------
    Total stockholders' equity...............   124,682    124,682
                                              ---------  ---------  ----------
    Total capitalization..................... $ 163,572  $ 163,572  $
                                              =========  =========  ==========

    This table excludes the following shares of common stock:

  . 2,336,036 shares issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share;

  . 10,000 shares issuable upon exercise of an outstanding warrant at an exercise price of $0.84056 per share; and

  . a total of 192,527 shares available for future issuance under our 1999 Stock Plan as of July 31, 2000.

                                   DILUTION

    Our pro forma net tangible book value as of July 31, 2000 was approximately $124.7 million, or $1.33 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of total liabilities and divided by the total number of shares of common stock outstanding including shares of common stock from the conversion of preferred stock upon consummation of this offering. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us at an assumed initial public offering
price of $      per share, and after deducting the estimated underwriting
discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value at July 31, 2000 would have been
approximately $      million or $      per share. This represents an immediate
increase in pro forma net tangible book value of $           per share to the
existing stockholders and an immediate dilution of $           per share to
new investors of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share......................       $
  Pro forma net tangible book value per share as of July 31, 2000.... $1.33
  Increase per share attributable to new investors...................
                                                                      -----
Pro forma net tangible book value per share after this offering......
                                                                            ----
Dilution per share to new investors..................................       $
                                                                            ====

    The following table summarizes on a pro forma basis after giving effect to the offering, as of July 31, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

                                     Shares
                                   Purchased    Total Consideration     Average
                                 -------------- ---------------------- Price Per
                                 Number Percent   Amount     Percent     Share
                                 ------ ------- ----------- ---------- ---------
                                   (in thousands, except percentage and per
                                                  share data)
Existing stockholders........... 93,594       %    $147,230          %  $1.57
New investors...................
                                 ------  -----  -----------  --------
  Total.........................         100.0%                 100.0%
                                 ======  =====  ===========  ========

    The foregoing discussion and tables are based upon the number of shares actually issued and outstanding on July 31, 2000. As of July 31, 2000 there were warrants outstanding to purchase a total of 2,336,036 shares of common stock at an exercise price of $0.01 per share. To the extent that warrants outstanding as of July 31, 2000 are exercised, there will be further dilution to new investors. The above information assumes no exercise of the underwriters' over-allotment option.

                            SELECTED FINANCIAL DATA

   The selected financial data below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The following selected statements of operations data for the period from inception, on September 9, 1999, to January 31, 2000 and the six months ended July 31, 2000 and the selected balance sheet data as of January 31, 2000 and July 31, 2000 are derived from audited financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for future periods. Pro forma net loss per share applicable to common stockholders reflects the conversion of all outstanding preferred stock into common stock from the beginning of the period presented or at the date of original issuance, if later, even though the effect of the conversion is antidilutive.

                                                     Period from
                                                      Inception
                                                    (September 9,
                                                      1999) to      Six Months
                                                     January 31,  Ended July 31,
                                                        2000           2000
                                                    ------------- --------------
                                                     (in thousands, except per
                                                            share data)
Statements of Operations Data:
Net revenue.......................................    $     --      $    1,941
Cost and expenses:
  Cost of revenue*................................          --          13,729
  Research and development*.......................       1,453           4,298
  Sales and marketing*............................         710           4,292
  General and administrative*.....................         760           3,454
  Amortization of deferred stock compensation.....       2,208          24,364
                                                      --------      ----------
    Total costs and expenses......................       5,131          50,137
                                                      --------      ----------
Loss from operations..............................      (5,131)        (48,196)
Interest and other income (expense), net..........         150          (1,247)
                                                      --------      ----------
Net loss..........................................      (4,981)        (49,443)
Series C convertible preferred stock deemed, non-
 cash dividend....................................          --         (67,530)
                                                      --------      ----------
Net loss applicable to common stockholders........    $ (4,981)     $ (116,973)
                                                      ========      ==========
Basic and diluted net loss per share applicable to
 common stockholders..............................    $(907.70)     $(2,285.36)
                                                      ========      ==========
Shares used in computing basic and diluted net
 loss per share applicable to common
 stockholders.....................................           5              51
                                                      ========      ==========
Pro forma basic and diluted net loss per share
 applicable to common stockholders................    $  (0.27)     $    (2.80)
                                                      ========      ==========
Shares used in computing pro forma basic and
 diluted net loss per share applicable to common
 stockholders.....................................      18,516          41,703
                                                      ========      ==========
-------------
* Excludes amortization of deferred stock
 compensation of the following:
  Cost of revenue.................................    $     --      $    6,541
  Research and development........................       1,224           3,923
  Sales and marketing.............................         361           7,981
  General and administrative......................         623           5,919
                                                        As of
                                                     January 31,  As of July 31,
                                                        2000           2000
                                                    ------------- --------------
                                                           (in thousands)
Balance Sheet Data:
Cash and cash equivalents.........................    $ 20,479      $  142,591
Working capital...................................      16,088         124,829
Total assets......................................      25,763         185,420
Long-term obligations and senior discount notes,
 net of current portion...........................          --          38,890
Stockholders' equity..............................      20,690         124,682

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read together with the financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

Overview

    We offer businesses a new class of Internet infrastructure services that address the challenges associated with deploying, maintaining and scaling mission-critical Internet operations. We offer our Smart Cloud services through the Loudcloud Infrastructure Network to provide businesses with scalability and guaranteed levels of reliability, helping them to reduce the time it takes to build or expand their Internet operations.

    We were founded in September 1999. From inception through January 2000, we developed our initial service offerings, hired employees and began to market our services. We deployed our first customer in February 2000. Our customers purchase our services through customer service agreements, which generally have terms of one to three years. These agreements include scheduled uptime and performance guarantees, which, if not met, require us to issue service credits against future billings.

    We generate revenue from the sale of services. These services provide the infrastructure, including hardware, software, data center space and operations services required to maintain the complex Internet operations of our customers. We recognize revenue ratably over the contract period or as services are fulfilled, provided that we have evidence of an agreement, the price of the services is fixed or determinable, all contracted services are being delivered and payment is reasonably assured. When obligations remain after services are delivered, revenue is recognized only after such obligations are fulfilled. Amounts billed and cash received in excess of revenue recognized are included as deferred revenue.

    We generally guarantee 100% scheduled uptime to our customers on a monthly basis. We reduce revenue for estimated credits given for unscheduled downtime at the end of each accounting period. We do not currently resell equipment or software to our customers. Furthermore, we do not recognize revenue for providing our customers access to bandwidth from third-party vendors.

    Cost of revenue consists primarily of payments on rental equipment, salaries and benefits of our employees who provide services to our customers, leases of data center space in third-party facilities, customer support services, including network monitoring and support, and depreciation and amortization of capitalized equipment and software.

    Research and development expenses consist primarily of salaries and related personnel expenses, consultant fees and prototype expenses related to the design and development of our technology. Sales and marketing expenses consist primarily of salaries, commissions and related personnel expenses, as well as advertising, trade shows and promotional expenses. General and administrative expenses consist primarily of salaries and benefits of our administrative personnel and fees for outside professional advisors.

    We intend to continue to invest in research and development and new technologies to develop new services and further advance our offerings. In addition, an important part of our strategy is to expand our operations and employee base and build our sales, marketing, customer support, technical and operational resources. As a result, we expect to continue to incur substantial operating losses for the foreseeable future, and our expected increase in operating expenses will require significant increases in revenue in order for us to become profitable.

    We believe our success requires expanding our customer base, moving into new geographies, achieving anticipated levels of utilization of our leased third-party data center space and technology infrastructure, providing a high level of customer service and being able to scale our capabilities through automation technology. We expect that our operating expenses will increase as we expand our sales and marketing operations worldwide, lease additional space in third-party data centers around the world, fund greater levels of research and development and expand our related infrastructure. As a result of anticipated increases in our operating expenses, we expect to continue to incur net losses both on a quarterly and annual basis for the foreseeable future. Our operating expenses are based in part on our expectations of future revenue and are relatively fixed in the short term. As such, a delay in the recognition of revenue from one or more contracts could cause variations in our operating results from quarter to quarter and could result in greater net losses in a given quarter than expected.

    We recorded employee and non-employee deferred stock-based compensation of approximately $17.2 million during the period from inception to January 31, 2000 and $87.3 million during the six months ended July 31, 2000 in connection with stock purchase rights granted, where the deemed fair value of the underlying common stock was subsequently determined to be greater than the exercise price on the date of grant. We amortized stock-based compensation expenses of approximately $2.2 million for the period from inception to January 31, 2000 and $24.6 million for the six months ended July 31, 2000. Stock purchase rights granted are typically subject to a four-year vesting period. We are amortizing the deferred stock-based compensation, including the remaining $77.7 million deferred stock compensation as of July 31, 2000 on the graded method over the vesting periods of the applicable stock purchase rights in accordance with FASB Interpretation No. 28. As a result of the cumulative effect of stock-based compensation, we expect stock-based compensation expense, which is primarily attributable to amortization of deferred stock-based compensation charges, to impact our reported results through year-ended January 31, 2005. Based on stock purchase rights granted through July 31, 2000, we expect the remaining stock-based compensation expense to be approximately $26.6 million for the six months ended January 31, 2001, $30.4 million for the year ended January 31, 2002, $15.2 million for the year ended January 31, 2003, $5.3 million for the year ended January 31, 2004 and $248,000 for the year ended January 31, 2005.

Results of Operations

    The following table sets forth statements of operations data for the period from inception to January 31, 2000 and the quarters ended April 30, 2000 and July 31, 2000. This information has been derived from our audited and unaudited financial statements that, in management's opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. This information should be read together with the audited financial statements and related notes included elsewhere in this prospectus. The operating results for any period are not necessarily indicative of the operating results for any future period.

                                                          Three Months Ended
                                                          -------------------
                                             Period from
                                              Inception
                                            (September 9,
                                              1999) to
                                             January 31,   April    July 31,
                                                2000      30, 2000    2000
                                            ------------- --------  ---------
                                                     (in thousands)
Statements of Operations Data:
Net revenue................................    $   --     $     86  $   1,855
Costs and expenses:
  Cost of revenue..........................        --        4,075      9,654
  Research and development.................      1,453       1,330      2,968
  Sales and marketing......................        710       1,043      3,249
  General and administrative...............        760       1,585      1,869
  Amortization of deferred stock
   compensation............................      2,208       5,846     18,518
                                               -------    --------  ---------
    Total costs and expenses...............      5,131      13,879     36,258
                                               -------    --------  ---------
Loss from operations.......................     (5,131)    (13,793)   (34,403)
Interest and other expense, net............        150        (808)      (439)
                                               -------    --------  ---------
Net loss...................................     (4,981)    (14,601)   (34,842)
Series C convertible preferred stock
 deemed, non-cash dividend.................         --          --    (67,530)
                                               -------    --------  ---------
Net loss applicable to common
 stockholders..............................    $(4,981)   $(14,601) $(102,372)
                                               =======    ========  =========

Three Months Ended April 30, 2000 and July 31, 2000

    Net revenue. Net revenue was $86,000 during the quarter ended April 30, 2000 and $1.9 million during the quarter ended July 31, 2000. Net revenue increased as a result of the deployment of customers and increased demand for our services due to the growth of our direct sales force.

    Cost of revenue. Cost of revenue was $4.1 million during the quarter ended April 30, 2000 and $9.7 million during the quarter ended July 31, 2000. Cost of revenue increased as a result of renting additional equipment and depreciating and amortizing additional purchased equipment and software to meet customer demand. In addition, cost of revenue increased due to an increase in the number of employees who provide services to our customers and our lease of additional third-party data center space. We expect that our cost of revenue will increase significantly as we continue to deploy additional customers, increase headcount and lease additional third-party data center space in multiple locations.

    Research and development. Research and development expenses were $1.3 million during the quarter ended April 30, 2000 and $3.0 million during the quarter ended July 31, 2000. Research and development expenses increased primarily as a result of an increase in related employee headcount, and the rental of equipment and depreciation of purchased equipment used in the potential development of new service offerings. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, expect these expenses to increase in the future.

    Sales and marketing. Sales and marketing expenses were $1.0 million during the quarter ended April 30, 2000 and $3.2 million during the quarter ended July 31, 2000. Sales and marketing expenses increased primarily as a result of an increase in related employee headcount, commissions paid on sales to customers and the opening of additional field offices to support our direct sales force. We expect to significantly expand our field sales operations and our direct sales headcount, both of which will substantially increase our sales and marketing expenses.

    General and administrative. General and administrative expenses were $1.6 million during the quarter ended April 30, 2000 and $1.9 million during the quarter ended July 31, 2000. General and administrative expenses increased primarily as a result of increases in administrative and management personnel and expenses necessary to support and scale our operations. The general and administrative expenses also reflected increased recruiting costs and outside professional advisor costs. We expect our general and administrative expenses to increase in future periods as we continue to increase headcount and add infrastructure to support our anticipated business growth and as we become subject to the increased costs associated with being a public company.

    Stock-based compensation. Stock-based compensation expense was $5.8 million during the quarter ended April 30, 2000 and $18.5 million during the quarter ended July 31, 2000. The increase was due primarily to the amortization of expenses related to our grants of stock purchase rights with exercise prices below the deemed fair value of our common stock.

    Interest and other expense, net. Interest and other expense, net, which is comprised primarily of accretion on senior discount notes net of investment interest income, decreased from $808,000 in the quarter ended April 30, 2000 to $439,000 in the quarter ended July 31, 2000. This decrease was due primarily to interest income earned on proceeds received from our Series C preferred stock issuance in June 2000.

    Provision for income taxes. We incurred a net taxable loss in the period from inception to January 31, 2000 and the six months ended July 31, 2000. We, therefore, did not record a provision for income taxes in those periods. As of July 31, 2000, we had federal and state net operating loss carryforwards of $7.5 million available to offset future taxable income, which may be used, subject to limitations, to offset future state and federal taxable income through 2008 and 2020, respectively. We have recorded a valuation allowance against the entire net operating loss carry-forwards because of the uncertainty that we will be able to realize the benefit of the net operating loss carryforwards before they expire.

    Deemed, non-cash dividend. In June 2000, we issued 14.1 million shares of Series C preferred stock for a total purchase price of $120 million. The difference between the deemed fair value of the issuance and the actual issuance price has been accounted for as a deemed, non-cash dividend totaling $67.5 million in the quarter ended July 31, 2000.


Period from inception (September 9, 1999) to January 31, 2000

    Through January 31, 2000, our activities primarily consisted of establishing offices, conducting research and development, recruiting management and technical personnel and obtaining financing. We had no revenue during this period. Accordingly, we were considered to be in the development stage. As of January 31, 2000, we had an accumulated deficit of $5.0 million. These losses were funded primarily through the private issuances of equity securities.

Liquidity and Capital Resources

    Since inception, we have financed our operations primarily through the private placement of our preferred stock and sale of our senior discount notes and, to a lesser extent, operating equipment lease financing, customer revenue and capital equipment lease financing. As of July 31, 2000, we had $142.6 million in cash and cash equivalents.

    Net cash provided by operating activities was $1.3 million for the period from inception to January 31, 2000. Net cash used by operating activities was $5.3 million for the six months ended July 31, 2000. Net cash provided by operating activities for the period from inception to January 31, 2000, was primarily attributable to the increase in accounts payable, accrued liabilities and deferred revenue partially offset by the net loss for the period. Net cash used by operating activities for the six months ended July 31, 2000, was primarily the result of a net loss and an increase in accounts receivable, partially offset by increases in accounts payable, deferred revenue and accrued compensation.

    Net cash used in investing activities was $4.3 million for the period from inception to January 31, 2000 and $36.1 million for the six months ended July 31, 2000. Net cash used in investing activities, during both periods, consisted primarily of investments in capital equipment.

    Net cash provided by financing activities was $23.5 million for the period from inception to January 31, 2000 and $163.5 million for the six months ended July 31, 2000. In both periods, cash received was primarily attributable to net proceeds from the issuance of preferred stock. In the six months ended July 31, 2000, we also received net proceeds from the sale of senior discount notes.

    We have an aggregate of $30.4 million available under equipment lease credit facilities as of July 31, 2000. Under the equipment lease facilities, we are entitled to lease equipment with payment terms extending to 24 months. Amounts outstanding under these facilities bear interest at fixed rates ranging from 12% to 14% and are secured by the related leased assets.

    As of July 31, 2000, our principal commitments consisted of obligations outstanding under senior discount notes and operating and capital leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

    We believe that the net proceeds from the sale of common stock in this offering, together with our current cash balances, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, services, products and technologies, we may from time to time evaluate potential acquisitions.

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, which is effective, as amended, for all quarters in fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. As we do not currently engage in derivative or hedging activities, we do not expect the adoption of this standard to have a significant impact on our financial statements.

    In December 1999, the SEC issued Staff Accounting Bulletin 101, or SAB 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. We do not believe the adoption of SAB 101, as currently proposed, will have a material impact on our financial position and results of operations.

    In March 2000, the FASB issued Interpretation No. 44, or FIN 44, Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB 25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of certain of the conclusions of FIN 44 covering events occurring during the period after December 15, 1998 or January 12, 2000 did not have a material effect on our financial position and results of operations. We do not expect that the adoption of the remaining conclusions will have a material effect on our financial position and results of operations.

    In March 2000, the Emerging Issues Task Force, or EITF, published its consensus on EITF No. 00-2, Accounting for Web Site Development Costs, which requires the following accounting for costs related to development of web sites:

  . Costs incurred in the planning stage, regardless of whether the planning activities relate to software, should be expensed as incurred;

  . Costs incurred during the development of web site applications and infrastructure involving, acquiring or developing hardware and software to operate the web site, including graphics that affect the look and feel of the web page, should be capitalized. All costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, or SOP 98-1. However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed;

  . Costs paid to web site hosting services generally should be expensed over the period of benefit; and

  . Costs incurred in operating the web site, including training, administration, maintenance, and other costs, should be expensed as incurred. However, costs incurred in the operation stage that involved providing additional functions or features to the web site should be accounted for as new software. Such costs should be capitalized or expensed based on the requirements of SOP 98-1, or SFAS No. 86, as applicable.

    We will be required to adopt EITF No. 00-2 in fiscal quarters beginning after June 30, 2000. We believe our policy for accounting for costs incurred to operate our hosted services will not be impacted by adoption of this pronouncement.

    In March 2000, the EITF published its consensus on EITF No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. We have historically treated our hosted services as service arrangements, which is in accordance with the guidance contained in this pronouncement. Our hosting arrangements do not provide customers with the contractual right to take possession of the software.

Quantitative and Qualitative Disclosures about Market Risk

    We have limited exposure to financial market risks, including changes in interest rates. An increase or decrease in interest rates would not significantly increase or decrease interest expense on our debt obligations due to the fixed nature of our debt obligations. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that we are not subject to any material market risk exposure.

    As we expand into foreign markets, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets we plan to target. All of our sales are currently made in U.S. dollars, and a strengthening of the dollar could make our services less competitive in the foreign markets we plan to target.

                                   BUSINESS

Overview

    We offer businesses a new class of Internet infrastructure services, which we deliver using our Opsware automation technology. These services, which we call Smart Cloud services, include those required to provision, deploy, maintain and scale Internet operations. This fully outsourced solution enables our customers to increase or reduce their Internet operations infrastructure capacity as business needs dictate. Our Smart Cloud services enable our customers to benefit from reliable, high-quality and scalable Internet operations without undertaking the difficulty and expense associated with building the required expertise in-house.

    We provide our Smart Cloud services through the Loudcloud Infrastructure Network, which allows us to consistently provision operations infrastructure capacity for our customers across multiple locations and to maintain that infrastructure through a centralized network operations center. The Loudcloud Infrastructure Network consists of our hardware, software and networking equipment located in a number of interconnected third-party data centers and maintained by our Opsware technology. Among other things, the Loudcloud Infrastructure Network enables our customers to:

  . maintain a duplicate operations infrastructure in a separate location to protect against loss of service in the event of a localized disruption;

  . provide geographically dispersed end users with enhanced site performance by maintaining customers' operations in areas close to their end users;

  . quickly expand their Internet presence as business opportunities arise in new geographies; and

  . efficiently incorporate new functionality or technologies into their existing Internet operations as Internet technologies evolve.

    Central to the operation of our Loudcloud Infrastructure Network is our Opsware automation technology. Our Opsware technology automates formerly manual tasks, such as system configuration, provisioning and scaling, and software updating and modification, thereby reducing the amount of manual intervention required. We believe that our Opsware technology will enable us to deploy and service customers more quickly and efficiently and with a higher quality of service than customers could otherwise do.

Industry Background

 Mission-critical nature of the Internet

    The Internet is fundamentally changing the way businesses interact with their customers, partners and other businesses and has become an important medium for both commerce and communications. Improvements in the quality and reliability of global telecommunications networks and common Internet protocols permit large volumes of data to be delivered to end users over a variety of Internet-enabled devices. Businesses are now able to access and distribute a wide array of software services over the Internet, allowing them to, among other things, implement supply chain management solutions and migrate other operating functions on-line, market and sell products and services to customers and offer web-based customer self-service programs.

    As a result, businesses are substantially increasing their investments in Internet sites, services, software, network infrastructure, information technology personnel and hardware to leverage the reach and efficiency of the Internet. International Data Corporation, or IDC, estimates that worldwide demand for Internet services was $16.2 billion in 1999 and is expected to grow to $99.1 billion by 2004.

 Increasing complexity of Internet operations

    Even as companies have increased their investments in Internet infrastructure, the complexity of successfully deploying and maintaining Internet operations continues to increase. In particular, the software infrastructure required to deploy and maintain large-scale Internet operations has become increasingly complex. For example, businesses deploying large-scale Internet operations can choose from multiple software applications with varying levels of functionality, including transaction processing, personalization and enterprise systems integration. A number of vendors supply solutions addressing different components of a company's operations infrastructure, but integrating these solutions is becoming increasingly complex. As the number of end-user computing devices continues to increase, businesses must ensure that their applications are accessible across each of these devices. In addition, with increasing globalization, businesses often must maintain their operations in multiple locations and design their infrastructure to accommodate local standards, while remaining synchronous with operations in other geographies.

    The in-house expertise required to meet these challenges is significant and typically requires a host of technical specialists, including network administrators, systems administrators, database administrators, security experts, monitoring and management experts, project managers, software operations specialists, troubleshooting specialists and performance engineers. It is often difficult, time consuming and costly to hire and retain these experts. The Information Technology Association of America estimates that there is currently a shortage of approximately 843,000 information technology workers in the United States alone. In addition, even if businesses can effectively hire and retain these experts, deploying this talent to maintain a business' Internet infrastructure is inefficient as it diverts these resources from enhancing a business' core competencies.

    At the same time, the consequences of failing to develop a robust operations infrastructure, and therefore experiencing downtime, are serious. Although difficult to measure, IDC estimates that the average system outage lasts four hours and costs approximately $300,000 in lost revenue.

 Challenges of rapid deployment and scalability

    In addition to the challenges of increasing complexity, businesses face significant hurdles to decrease the time to deployment and increase the scale of their operations. To create a robust operations environment on their own, businesses must take a number of steps, each of which requires a significant time investment. They first need to develop the in-house expertise to evaluate varied hardware, software and networking offerings from multiple vendors and then understand and address the significant integration issues created by implementing these offerings in a unified architecture. Once a business has successfully designed the architecture, developed relationships with all necessary vendors and procured data center space, bandwidth and networking and server hardware and software, it must then iteratively test the applications and the overall combination of technologies to ensure that the live environment will function reliably. Next, a business must develop the in-house expertise to monitor and maintain this architecture to prevent downtime associated with failures at any part of the network, hardware or software layers and to maintain the security and integrity of the system, including evaluating and procuring appropriate back-up technology and disaster recovery services. Finally, as upgraded versions of the software are released or as businesses seek to add functionality, they must understand the architecture's interdependencies to avoid performance degradations that may result from the introduction of upgrades or new functionality into the existing environment.

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

    Once a business has deployed its operational infrastructure, it must be able to quickly scale the existing architecture to accommodate increased activity without performance degradation. To do so effectively, businesses must understand the architecture's ability to scale both by adding additional hardware running identical software applications and by adding new hardware and software applications to increase functionality, while ensuring the architecture's reliability and security. To determine the appropriate time to scale the architecture, businesses must be able to track the operating metrics of the environment, understand the thresholds at which existing capacity may be exhausted and pro-actively manage relationships with technology vendors to ensure that additional infrastructure capacity is available in a timely fashion. This is made even more complicated by the volatile and variable nature of Internet traffic. For businesses with non-uniform utilization levels -- for example, spikes in utilization that may be seasonal or temporal in nature -- proper capacity planning may require that they maintain an expensive technology inventory that remains under-deployed for significant periods of time. As with upgrades, businesses must also understand the relationships between the various elements of the architecture to be able to determine whether scaling a single element will create performance problems.

 The need for specialized Internet infrastructure solutions

    To effectively manage the increasing complexity of Internet operations, we believe that companies require a new set of infrastructure services to run Internet operations on an automated and global basis. A reliable, secure, scalable and cost-effective software infrastructure network would permit businesses to focus on their core competencies and provide greater functionality and flexibility than they could otherwise attain on their own. Businesses could also access a global and robust technology infrastructure without incurring the time or financial costs associated with building out equivalent functionality on their own. In addition, businesses would be able to access the operations capacity they require to efficiently run their Internet-based software applications and to efficiently increase or reduce that capacity as business needs dictate. The solution would also consistently deploy and maintain businesses' Internet operations across multiple locations via centralized network operations centers.

Our Solution

    We provide businesses Internet infrastructure services that address the challenges associated with deploying, maintaining and scaling mission-critical Internet operations. We offer our Smart Cloud services through the Loudcloud Infrastructure Network to furnish our customers with scalability and guaranteed levels of reliability, helping them to reduce the time it takes to build or expand their Internet initiatives. The Loudcloud Infrastructure Network maintains a business' Internet operations across various levels of the Internet infrastructure, from the network layer to the application layer. It also allows us to centrally and consistently deploy and maintain our customers' Internet operations across multiple locations. A key element of the Loudcloud Infrastructure Network is our Opsware technology, which automates traditionally manual tasks associated with deployment and maintenance of Internet operations, thereby reducing the amount of manual intervention required and increasing the quality, reliability and scalability of our services.

    The Loudcloud Infrastructure Network provides our customers with the following key benefits:

    Capacity-based pricing and reduced capital investment. Our services enable customers to access the operations capacity they require to efficiently run their Internet operations and to increase or reduce that capacity, whether it is storage, hardware, software or networking resources, as business needs dictate. Our customers only make additional payments for the actual capacity provisioned for them, which affords many customers a lower capital investment than they could otherwise attain if they designed their own operations to accommodate peak capacity.

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

    Scalability. The Loudcloud Infrastructure Network allows us to scale our customers' operational environments as their business needs require. Our Opsware technology automates the scaling process by enabling us to procure and deploy additional capacity for a customer's existing architecture in less time than it would require to scale the architecture manually.

    Consistent operational presence across multiple locations. Because the Loudcloud Infrastructure Network allows us to maintain our customers' operations in multiple third-party data centers, we can provision infrastructure capacity for our customers across multiple locations and manage that capacity consistently through a centralized network operations center. Among other things, this enables customers to quickly expand their operations in new geographic areas and maintain a redundant infrastructure in a separate location to protect against loss of access in the event of downtime in one of its primary locations.

    Reliability. We provide our customers a 100% scheduled uptime guarantee, as well as a performance degradation guarantee. Scheduled uptime excludes, among other items, time required for routine maintenance of the operations infrastructure. We are able to provide this guarantee because we deploy each of our customers' operational environments using proven technologies and in a manner designed to eliminate single points of failure. Before any piece of software or hardware is deployed in any of our customer environments, our research organization tests the technology in combination with the other layers of the infrastructure with which it will be deployed to determine whether it is sufficiently reliable, scalable and secure. Our software engineers also program functionality into our Opsware technology so that we can consistently deploy the newly introduced software or hardware and continuously monitor and maintain its performance across the Loudcloud Infrastructure Network.

    Rapid implementation. We believe our Internet infrastructure services allow our customers to launch their Internet businesses more rapidly than they could on their own. Because our research organization thoroughly tests and reviews technologies, we allow our customers to avoid having to evaluate a variety of hardware, software and networking offerings from multiple vendors. Our solution further spares our customers the time that would otherwise be required to design and test the architecture and hire and train resources required to monitor and maintain the architecture.

    Ability to focus on core business. Because we maintain our customers' Internet operations, we allow our customers to focus on building their businesses rather than spending valuable resources maintaining their Internet operations infrastructure. Given the difficulty of attracting and retaining engineering talent, we believe that our services help enable our customers to deploy their engineering resources toward application development projects that best differentiate their businesses from their competitors, while we focus on maintaining the underlying infrastructure most appropriate to our customers' needs.

    In-depth technology and operations expertise. We have assembled an operations group comprised of experts who focus exclusively on operations technology, implementation, management and scaling. Many of our team members were significantly involved in the management of some of the world's largest Internet sites, including America Online, Excite@Home, Infoseek and Netscape Netcenter. In addition, all of our customers benefit from the expertise of our research organization, which continually evaluates new technologies to determine which represent the best advancements in functionality and have appropriate levels of scalability, reliability and security to be incorporated into our service offerings. This access provides customers with timely information on new releases of hardware, software and network systems and advice about how the new technology might affect their operational environments.

Our Strategy

    Our strategy is to establish Loudcloud as the leading provider of Internet infrastructure services that enable reliable, high-quality, scalable, global and secure Internet operations. To achieve this strategy, we intend to:

    Expand the Loudcloud Infrastructure Network. We plan to expand the geographic scope of the Loudcloud Infrastructure Network, both domestically and internationally, to better serve our existing customers and to extend our services to new customers in different locations. We currently provide our services through third-party data centers located in the San Francisco Bay Area, the New York metropolitan area and Virginia. We expect to offer our services in the United Kingdom before the end of 2000. We are currently considering additional facilities in the United States and Continental Europe, as well as in the Asia-Pacific region. We also plan to enhance the features of the Loudcloud Infrastructure Network by adding new application functionality that can be accessed by customers across all of our locations.

    Extend our automation technology leadership position. We intend to extend the capabilities of our Opsware automation technology, which is central to the operation of our Loudcloud Infrastructure Network, to further enhance our ability to deploy, maintain and scale Internet operations across multiple locations. We determine the priorities for incorporating additional features into our Opsware technology based on a number of factors, including the extent to which the features can increase customer satisfaction, increase our ability to deploy and maintain new customers across multiple locations, decrease the costs and time associated with deployment and maintenance of customers and enhance our ability to integrate our Opsware technology with other parts of our solution.

    Further broaden our service offerings. We intend to continue to invest in the development and integration of additional services that address the evolving needs of our customers. For example, we recently introduced several new services, such as content distribution and access control services, based upon feedback from existing and potential customers. Our goal is to integrate additional service offerings into the Loudcloud Infrastructure Network that extend the capabilities of our solution and that are broadly applicable across a large universe of existing and potential customers. We believe that by continuing to broaden our service offerings, we will increase the value of the Loudcloud Infrastructure Network and increasingly be viewed by our customers as the single and best source for all of their Internet infrastructure services requirements.

    Expand services for our target customer segments. In addition to expanding the scope of services that we provide, we are also developing services geared to the needs of particular segments of our customer base. For example, we recently announced our new application service provider, or ASP, services to address the core infrastructure needs of ASPs. ASPs have scalability, security and monitoring needs that are distinct from those of our other target customers. Our new ASP services are designed to address many of these needs, including configuration management, billing, customer monitoring and log management. In addition, our scaling technology allows us to quickly and automatically provision replacement servers in the event of an outage, which enables our ASP customers to benefit from high availability solutions without incurring the costs of full redundancy. We will continue to review the applicability of our service offerings to our target customers and create additional category-specific offerings based on the size of the market segment, the functionality of our automation software and the need for scale, global expansion and multi-site management.

    Further extend the scope of supported technologies. We plan to use the expertise of our research organization to further extend the scope of technologies that we support. We believe that we

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

currently offer support for proven technologies with significant market presence. Our research organization determines whether to certify a given technology for use in our operational environment based upon a number of factors, including the ability of the technology to scale, the stability of the technology when used in combination with other technologies that comprise the Internet infrastructure, the size of the customer market to which the technology is addressed and the overall costs to purchase and maintain the technology.

Smart Cloud Service Offerings

    We provide our Smart Cloud services through the Loudcloud Infrastructure Network, which enables us to centrally and consistently deploy and maintain our customers' Internet operations across multiple locations. Our services maintain a company's Internet business operations, from hardware and software provisioning to ongoing infrastructure monitoring and scaling.

    Our Smart Cloud services incorporate the hardware, software and networking infrastructure and the provisioning, maintenance and scaling expertise required to support a particular layer of a customer's Internet infrastructure. Our core services provide the functional components required to provision, run and maintain a highly available Internet infrastructure. Our additional services provide functionality beyond the core configuration that customers may desire to enhance the features or performance of their operational environments. Each of our additional services can be purchased separately.

    We build out the core operational environment in which we support our customers in each of our third-party data center locations to include a robust networking core and storage area network. In addition, we build out individual customer compartments that include fully dedicated equipment required to support a particular customer's operational needs. The operational environment also includes the hardware and storage equipment required to extend the capabilities of our Opsware technology to the customers we support in a particular data center. We maintain a pool of servers in the operational environment that we utilize to provide additional capacity to customers. To utilize our Smart Cloud services, customers are not required to purchase any software, hardware or networking equipment for use in our operational environment. We currently support the Microsoft Windows NT, Microsoft Windows 2000, Redhat Linux and Solaris operating systems.

 Core Services

  . Web Cloud Service. Our Web Cloud service provides a dedicated, scalable, secure and fully redundant web server environment. The web server environment provides the functionality required to manage inbound and outbound requests from third parties seeking to access the content and services of the web site. We currently support the following web server software: Apache, Netscape Enterprise Server, Sun Microsystems' iPlanet Web Server, Microsoft Internet Information Server and Stronghold Apache.

  . Application Server Cloud Service. Our Application Server Cloud service provides a scalable, full-featured management and deployment environment for application servers. The application server environment provides the functionality required to evaluate business rules and serve dynamic web content to the end user. Features of this service include load balancing, software code provisioning and version control and custom event monitoring. We currently support the following application server software: Allaire Cold Fusion, ATG Dynamo Application Server, BEA Weblogic Server, Sun Microsystems' iPlanet Application Server, Microsoft ASPs and Vignette Story Server.

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

  . Database Cloud Service. Our Database Cloud service provides businesses with a mission-critical, back-end system for the management and storage of data generated on the Internet. The database server environment provides the functionality required to process transactions requested by the end user, serve data stored in the database and store transaction history. In addition, the database environment includes a high availability storage environment designed to ensure that critical data generated by an Internet business is properly processed, stored and archived. We maintain, on behalf of our customers, five copies of every piece of transactional data and have developed three independent mechanisms by which we can recover their customer data in the event of a failure. We currently support the following database software: Oracle and Microsoft SQL Server.

  . Staging Cloud Service. Our Staging Cloud service provides a smaller scale replica of the customer's full production environment. This service allows customers to deploy modifications to the environment and test them prior to pushing the modifications into the production version of the site. This service also enables customers to assess new content and application functionality so that they can detect and correct any performance problems prior to placing them into a full production environment. In addition, our Staging Cloud service allows a customer to revert to a previous version of its Internet site in the event of performance problems related to an application upgrade or new installation.

 Additional Services

  . Access Control Cloud Service. Our Access Control Cloud service enables customers to utilize data stored in our Directory Cloud service to implement authentication and authorization services for their web sites. Using this service, customers can securely manage access to their web site resources and allow their end users to have a single sign-on, while centralizing the administration of privileges. Our Access Control Cloud service is based on Netegrity's SiteMinder product.

  . Content Distribution Cloud Service. Our Content Distribution Cloud service allows customers to reduce the time required to download content from their web sites, thereby enhancing the end-user experience. Powered by Akamai's FreeFlow service, our Content Distribution Cloud service can increase the number and diversity of users supported by a particular web site by routing Internet users to the closest, most available server from which the desired content may be accessed.

  . Storage Cloud Service. Our Storage Cloud service includes dedicated content storage and is designed to meet the needs of customers whose content storage requirements cannot be met by the direct attached storage included with our standard configuration. We offer this service as an addition to the storage solution that we normally provide with our Database Cloud service. We currently support the Network Appliance Filer family of products.

  . Directory Cloud Service. Our Directory Cloud service provides customers with the ability to centralize user and group information in a single directory store that can be rapidly accessed by applications deployed by customers. This is based on Sun Microsystems' iPlanet Directory Server software.

  . Mail Cloud Service. Our Mail Cloud service provides a secure, outbound e-mail service that enables businesses to communicate effectively with their customers and partners. This service relieves customers from managing, securing and scaling complex Internet mail routing technology.

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

  . Stress Cloud Service. Our Stress Cloud service enables customers to determine and improve the reliability and scalability of their Internet architecture. This service simulates production-level traffic to customer sites for an analysis of capacity bottlenecks in the architecture both before and after deployment. Our Stress Cloud service is based upon Mercury Interactive's Loadrunner software.

  . Monitoring Cloud Service. Monitoring Cloud Service, powered by Keynote Systems, allows customers to monitor the amount of time it takes for their Internet pages to load. Customers can use these metrics to proactively change site design and content to improve performance, thereby helping to maintain a positive end-user experience. Customers can measure performance from various geographic locations, compare performance to competitors or to key indices and track performance across various network backbones.

  . General Support Services. We offer general support services for customers that want to use technology that we do not currently support. If a customer selects general support services, the customer is responsible for procuring and managing the necessary software above the operating system level while we physically maintain and monitor the server operating environment.

Technology and Infrastructure

 Opsware Automation Technology

    Central to the operation of our Loudcloud Infrastructure Network is our Opsware automation technology. This technology consists of software and systems that automate the many tasks required to maintain the Loudcloud Infrastructure Network. Our Opsware technology requires no modifications to existing customer code and provides the following functionality:

  . Provisioning. We designed our Opsware technology to automate the provisioning and configuration of our customers' operational environments. For example, our Opsware technology can automatically and remotely configure servers as needed by a particular customer. Our Opsware technology also consistently configures the various components of the operational environment to ensure, for example, that a customer's networking devices are configured appropriately to interact with the hardware running in the environment. We believe that this functionality allows us to configure equipment in less time and with more consistent quality than if the process were done manually. In addition, our Opsware technology permits us to deliver our services in multiple locations, without having to maintain a full operations presence in each location.

  . Scaling. Our Opsware technology maintains a central repository of data pertaining to the operations of our customer environments. Because our Opsware technology maintains this customer-specific data, whenever a customer requires additional capacity in the environment, our Opsware technology can automatically provision new servers and configure them to the specifications of the customer's existing environment. This functionality, in conjunction with our procurement process and vendor relationships, enables us to offer our customers the ability to provision the capacity that their environment requires and adjust capacity as their needs change. Further, our ability to re-create a customer's environment allows us to consistently manage a customer's multiple sites across a number of geographies and to extend the Loudcloud Infrastructure Network by rapidly cloning installations in new geographies.

  . Advanced configuration management. We have built into our Opsware technology advanced configuration management functionality designed to enhance the consistency and reliability of our Smart Cloud services. For example, our Opsware technology maintains a

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

     repository of customer data and operations configurations, as well as their cross-system dependencies, to enable us to re-provision a customer in a new environment in the event of a failure in the customer's existing location. This same functionality also allows us to roll back a customer's operational environment to a previous version in the event that a change to the operational environment--for example, introducing a new version of application server software or updating new customer code--adversely affects the performance of the environment.

  . Ongoing monitoring and maintenance. Using our Opsware technology, we provide comprehensive monitoring and maintenance of our customers' environments, from the network layer through the application layer. The metrics that our Opsware technology monitors are designed to maintain and verify the integrity and quality of the infrastructure and customer data and to proactively detect performance problems. In addition, the technology assists us in preventing, detecting, responding to and auditing security breaches. We have designed our Opsware technology to extend the scope of monitoring capabilities beyond those generally provided by standard monitoring tools. We provide a comprehensive, uniform approach to monitoring across multiple levels of the Internet infrastructure to help identify performance bottlenecks and detect and diagnose failures.

 MyLoudcloud Portal

    Through the myLoudcloud portal, our customers can access a variety of reports and services. Using the myLoudcloud portal, our customers benefit from the following:

  . Traffic analysis reports. These reports enable customers to view valuable information about the people and organizations using their site. The reports can be configured so that customers can monitor, among other things, the number of page views and user demographics, which can be helpful in determining the effectiveness of marketing campaigns or in understanding customer segmentation. The reports also enable customers to diagnose trends in customer behavior and track system errors as well as user performance.

  . Device monitoring. Customers can monitor the performance of the infrastructure we provide for them. A customer can configure its myLoudcloud portal to track only those statistics of interest and with the desired level of detail.

  . Maintenance. The myLoudcloud portal integrates with our maintenance request tracking system to provide customers with detailed reports on outstanding service requests. A customer can also use the myLoudcloud portal to order additional services.

  . User management and access control. The myLoudcloud portal allows our customers to control user access to the array of the myLoudcloud portal services. In addition, customers can customize the views into the myLoudcloud portal to different levels of users.

    We have designed the myLoudcloud portal with an open software infrastructure to enable third-party service providers to integrate their monitoring and maintenance reports directly into the myLoudcloud portal. This allows our customers to self-configure a single management console through which to view their Internet operation. We are continuing to expand the functionality of the myLoudcloud portal to enable increasingly greater levels of customer self-service.

 Operational Environment

    We provide our services to customers through third-party data centers located in the San Francisco Bay Area, the New York metropolitan area and Virginia. We expect to offer our services in the United

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

Kingdom before the end of 2000. We are currently considering additional facilities in the United States and Europe, as well as in the Asia-Pacific region, but we have no specific plans to offer our services in these locations by the end of 2000. We provision bandwidth services directly through our third-party data center providers and through third-party bandwidth providers.

    We typically procure several thousand square feet in each of the third-party data centers in which we offer our services. We build out the core operational environment in each of our third-party data center locations to include a robust networking core--which includes switches, routers, firewalls and load balancers--and a storage area network. In addition, we build out individual customer compartments that include fully dedicated equipment required to support a particular customer's operational needs. The operational environment also includes the hardware and storage equipment required to extend the capabilities of our Opsware technology to the customers we support in the particular third-party data center. In addition, we maintain a pool of servers in the operational environment that we utilize to provide additional capacity to customers we serve in the third-party data center.

    All of our third-party data center locations are linked via private line circuits to enable us to provide data replication and back-up across facilities and to provide a single software infrastructure network through which we can remotely manage each of our facilities.

    Each of our third-party data center locations is continuously monitored from our Global Network Operations Center, or GNOC, which is located at our corporate headquarters in Sunnyvale, California. We maintain continuous, twenty-four hour staffing of our GNOC with our professional support representatives who are trained in network diagnostics, server diagnostics and engineering. The GNOC is designed to monitor and maintain the performance and security of our customer's operations environments. We may add GNOCs in other geographic areas as needs require and for redundancy.

    We provide a comprehensive, multi-level security infrastructure to help our customers' sites remain as free as possible from security breaches. Our multi-level approach to security avoids site dependencies on a single point of failure that, if breached, could leave the entire site vulnerable. Our approach provides additional levels of protection that an attacker must penetrate before inflicting significant damage to a customer's business. Our use of individual customer compartments further protects a customer from exposure to security breaches in another customer's compartment. In addition to various security prevention tactics, we also employ a number of detection, auditing and response and repair mechanisms designed to ensure that security problems are quickly detected and remedied.

    Once a customer has contracted for our services, a consulting engineer and project engineer are assigned to the account to maintain full responsibility for the successful architecture design and deployment of the customer site. Where appropriate, the consulting engineer will involve our functional engineering experts--for example, database administrators, network engineers, system administrators--so that our customer's operational environments are designed and deployed for maximum reliability and scalability.

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

Customers

    Our customers include established enterprises, application service providers and Internet-based businesses. We have listed below our current customers that have agreed to be named in this prospectus:

   Acteva                     Gx Media                   Quinstreet
   BlackHog                   HomeGain                   Receipt City
   Britannica.com             Hopelink                   Scudder Weisel Capital
   Catapulse                  Interelate                 SkillsVillage.com
   drspock.com                Juniper Financial          StatementOne.com
   Eazel                      Mercury Interactive        Upromise
   eDeploy.com                MetaTV                     WishSolutions
   Epoch Partners             OneClip.com

Industry Relationships

    We have developed a variety of relationships with a number of leading technology companies. Among others, we have established relationships with the following third parties:

  . Internet Systems Integrators. We have entered into joint marketing and lead referral relationships with a number of Internet systems integrators, including AnswerThink, Emerging.com, Lante, Organic, Proxicom, Razorfish and Zefer. In addition, we have entered into an agreement with Viant through which we and Viant will offer integrated business management, application management and infrastructure services.

  . Data Center Providers. We have contractual arrangements with the following data center providers: AT&T, Equinix, Exodus Communications and GlobalCenter. We utilize the facilities of our data center providers to deploy our customers.

  . Enterprise Software and Hardware Vendors. We have entered into marketing or lead referral relationships with several enterprise software vendors, including BEA, Oracle, Sun Microsystems and Microsoft. In addition, for the particular technology products that our research organization has certified are appropriate to deploy in our customer environments, we have incorporated into our service offerings products from the vendors mentioned above, as well as from Alteon WebSystems, Art Technology Group, Cisco, Compaq, EMC, Hewlett-Packard, Sun Microsystems' iPlanet, Netegrity, Network Appliance and Vignette. We develop our Opsware technology to automatically provision, maintain and scale the technology we support.

  . ASP Vendors. We have developed relationships with several vendors that offer their software services on an outsourced basis. For example, we have established a relationship with both E.piphany and Interelate, whereby Interelate will implement and host E.piphany's customer analytics applications in an operations environment maintained by us. In addition, we have a relationship with Mercury Interactive through which we provide their stress testing services for the benefit of our customers.

    We intend to continue to augment our existing relationships and create new relationships that enable us to promote our brand, expand our customer base and enhance the delivery of our services.

Engineering and Research

    Our engineering organization designs and develops services that we offer to our customers and services that we use internally to streamline customer deployment and support. Our research organization

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

investigates and tests products from multiple software and hardware vendors to determine whether they have the appropriate levels of scalability, reliability and security to be incorporated into our service offerings. Key to the engineering organization's development of a new service offering is its ability to implement the provisioning, configuration, monitoring and maintenance of the new service into our technology. Our engineering organization is also responsible for the continuous extension of our technology's capabilities.

Sales and Marketing

   We sell and market our services in the United States and Europe primarily through a direct sales force and indirectly through our sales and marketing channels. We have developed sales referral programs with many of our partners, including AnswerThink, BEA, Emerging.com, Lante, Organic, Proxicom, Razorfish and Viant. We have a European sales office in the United Kingdom and sales representatives located in France and Germany. Our direct sales team targets large and emerging enterprise and electronic commerce businesses that have Internet operations needs.

   We focus our marketing efforts on increasing brand recognition, market awareness and lead generation. We will continue to invest in building our brand recognition in the United States and internationally through public relations programs, interactions with industry analysts, trade shows, and advertising.

Competition

   The market for Internet infrastructure services is rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future.

   In addition to in-house solutions, our primary current and prospective competitors include:

  . providers of co-location or web site hosting and related services, such as providers of data center space and related services;

  .  providers of web site operations consulting services,

  . technology vendors that have recently announced their intentions to offer some of the services that we offer currently to a portion of our targeted customer base; and

  .  providers of Internet systems integration or professional services.

   Many of our competitors have longer operating histories, significantly greater financial, technical, and other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could seriously harm our ability to sell additional services on terms favorable to us. Competitive pressures could cause us to lose market share or to reduce the price of our services, either of which could harm our business, financial condition and operating results.

   We believe that the principal competitive factors in our market include:

  .  quality and reliability of services offered;

  .  scope of supported applications and technology platforms;

  .  scalability of the operational environment supported;

  . extent to which the services offered provide a complete solution to a potential customer's operations requirements;

  . engineering and technical expertise and development of automation software;

  .  rapid deployment of services;

  .  quality of customer service and support; and

  .  price.


   Although we believe our services compete favorably with respect to each of these factors, the market for our services is new and rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with greater resources.

Intellectual Property

   We rely on a combination of trademark, trade secret, copyright and other laws and contractual restrictions to protect the proprietary aspects of our services. These legal provisions afford only limited protection. We have no issued patents. It is difficult to monitor unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to ours. We will continue to assess appropriate occasions for seeking intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages.

   We routinely require our employees, customers and potential business partners to enter into confidentiality and nondisclosure agreements before we disclose any sensitive aspects of our services, technology or business plans to them. In addition, we require employees to agree to assign to us any proprietary information, inventions or other intellectual property they generate while employed by us. Despite our efforts to protect our proprietary rights through confidentiality and license agreements, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

Employees

   As of August 31, 2000, we had 368 full-time employees. We expect to hire substantial numbers of new employees through 2000 and the foreseeable future. Our future success will depend upon our ability to attract, integrate, retain and motivate highly qualified technical and management personnel, for whom competition is intense. None of our employees are covered by a collective bargaining agreement. We believe our relations with our employees are good.

   We have established Loudcloud University to help ensure that all of our new employees are properly trained and integrated into our environment, and to provide continuing education to our existing employees. We believe that Loudcloud University will enhance our ability to attract and retain skilled employees.

Facilities

   Our corporate headquarters are located in Sunnyvale, California, where we occupy approximately 75,000 square feet under a lease expiring in 2010. We are currently negotiating to obtain additional space in Sunnyvale. We have numerous operating leases and licenses for third-party data center space and field sales offices. We believe that our facilities, in conjunction with the additional space we are seeking to obtain, are adequate to meet current requirements and that additional space will be available as needed to accommodate any expansion of operations.

Legal Proceedings

   We are not a party to any material legal proceeding.

                                  MANAGEMENT

Executive Officers and Directors

    Our directors, executive officers and key employees and their ages as of September 26, 2000 are as follows:

Name                     Age Position
----                     --- --------
Marc L. Andreessen......  29 Chairman of the Board of Directors
Benjamin A. Horowitz....  34 President, Chief Executive Officer and Director
Timothy A. Howes........  37 President of Product Operations and Chief Technical Officer
In Sik Rhee.............  29 Chief Tactician
Roderick M. Sherwood
 III....................  47 Executive Vice President and Chief Financial Officer
Michael I. Green........  53 President of Field Operations
Charles J. Katz, Jr.....  52 Executive Vice President of Corporate Affairs and Secretary
Jonathan G. Heiliger....  24 Chief Operating Officer of Product Operations
William V. Campbell.....  60 Director
Michael S. Ovitz........  53 Director
Andrew S. Rachleff......  41 Director

    Marc L. Andreessen is a co-founder of Loudcloud and has served as the Chairman of our board of directors since September 1999. Prior to co-founding Loudcloud, Mr. Andreessen served as Chief Technology Officer of America Online, Inc., a new media company, from February 1999 to September 1999.
Mr. Andreessen was a co-founder of Netscape Communications Corporation, an open software provider, serving in various positions from April 1994 until March 1999, including Chief Technology Officer and Executive Vice President of Products. He served on Netscape's board of directors from April 1994 until March 1999. Mr. Andreessen serves on the board of directors of CacheFlow, Inc. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champagne.

    Benjamin A. Horowitz is a co-founder of Loudcloud and has served as our President and Chief Executive Officer and as a director since September 1999. Prior to co-founding Loudcloud, Mr. Horowitz served as Vice President and General Manager of the E-Commerce Platform division of America Online, Inc. from April 1999 to September 1999. From July 1995 to April 1999, Mr. Horowitz was a vice president at Netscape Communications. Mr. Horowitz holds an M.S. in computer science from the University of California, Los Angeles and a B.S. in computer science from Columbia University.

    Timothy A. Howes is a co-founder of Loudcloud and has served as our Chief Technical Officer since September 1999. Dr. Howes also served as our Senior Vice President of Engineering from June 2000 to August 2000. He was appointed our President of Product Operations in September 2000. Prior to co-founding Loudcloud, Dr. Howes served as Vice President of Technology at America Online, Inc. from April 1999 to September 1999. From February 1998 to April 1999, Dr. Howes was Chief Technology Officer of the Server Product division at Netscape Communications. From April 1996 to February 1998, Dr. Howes was Principal Engineer, Directing Architect of several server products at Netscape Communications. From September 1994 to April 1996, Dr. Howes was Project Director, Principal Investigator and Senior Systems Research Programmer at the University of Michigan. Dr. Howes holds a Ph.D. in computer science, a B.S.E. in aerospace engineering and an M.S.E. in computer science and engineering from the University of Michigan.

    In Sik Rhee is a co-founder of Loudcloud and has served as our Chief Tactician since September 2000. Mr. Rhee also served as our Vice President of Research and Chief Strategist from

September 1999 until September 2000. Prior to co-founding Loudcloud, Mr. Rhee served as Chief Technology Officer of the E-Commerce Platform division at America Online, Inc. from January 1999 to September 1999. From December 1997 to April 1999, Mr. Rhee was a development manager at Netscape Communications. From December 1995 to December 1997, Mr. Rhee was a co-founder and software architect at KIVA Software Corporation, an application server software company. Mr. Rhee holds a B.S. in electrical engineering and computer science from the University of California, Berkeley.

    Roderick M. Sherwood III has served as our Executive Vice President and Chief Financial Officer since August 2000. Prior to joining Loudcloud, Mr. Sherwood was Senior Vice President and Chief Financial Officer of BroadStream Corporation, a broadband wireless communications company, from July 1999 to August 2000. From February 1998 to June 1999, Mr. Sherwood was President of the Spaceway broadband services business at Hughes Electronics Corporation, a communications company, and Senior Vice President and General Manager of Spaceway at Hughes Network Systems, a subsidiary of Hughes Electronics. From May 1997 to January 1998, Mr. Sherwood was Executive Vice President of DIRECTV International at Hughes Electronics. From July 1996 to April 1997,
Mr. Sherwood was Senior Vice President and Chief Financial Officer of Hughes Telecommunications and Space Company and DIRECTV International. From May 1995 to June 1996, Mr. Sherwood was Corporate Vice President and Treasurer at Hughes Electronics. Prior to that, Mr. Sherwood occupied various financial positions at Chrysler Corporation over a 14-year period, including Assistant Treasurer. Mr. Sherwood holds an A.B. from Stanford University and an M.B.A. in general management from the Harvard Graduate School of Business.

    Michael I. Green has served as our President of Field Operations since May 2000. Prior to joining Loudcloud, Mr. Green was Senior Vice President and General Manager of Worldwide Sales at FORE Systems, Inc., a networking products company, from April 1992 to June 1999. From April 1989 to February 1992, Mr. Green was a sales manager at Ultra Network Technologies, a systems integration service provider. Mr. Green holds an A.B. in mathematics from Boston University and an M.S. in numerical science from Johns Hopkins University.

    Charles J. Katz, Jr. has served as our Executive Vice President of Corporate Affairs since June 2000 and has served as our Secretary since January 2000. He also served as our Executive Vice President since January 2000. Prior to joining Loudcloud, Mr. Katz was a member of the law firm Perkins Coie LLP, where he practiced from September 1976 to December 1999. Mr. Katz's clients included Amazon.com, Inc., McCaw Cellular Communications, Inc., investment banks and venture capital funds. He also serves on the board of directors of Recreational Equipment, Inc. Mr. Katz holds an A.B from Stanford University, an M.A. from New York University and a J.D. from the University of Texas.

    Jonathan G. Heiliger has served as our Chief Operating Officer of Product Operations since September 2000. Mr. Heiliger also served as our Senior Vice President of Operations from May 2000 to September 2000 and as our Vice President of Operations from October 1999 to May 2000. Prior to joining Loudcloud, Mr. Heiliger was a founder and Senior Vice President of Frontier Internet Ventures, now Global Crossing Ventures, a venture capital firm, from February 1999 to October 1999. From April 1997 to February 1999, Mr. Heiliger was Chief Technology Officer of Global Crossing's GlobalCenter, a provider of data center space. From July 1996 to April 1997, Mr. Heiliger was a Vice President of Engineering and Operations of Internet Systems, Inc., a web-hosting company.

    William V. Campbell has served as a director of Loudcloud since August 2000. Mr. Campbell has served as Chairman of the Board of Intuit Inc., an electronic finance company, since August 1998 and served as Acting Chief Executive Officer from September 1999 until January 2000. Mr. Campbell also served as Intuit's President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell also serves on the board of directors of SanDisk Corporation and Apple Computer, Inc. Mr. Campbell holds both a B.A. and an M.A. in economics from Columbia University.

    Michael S. Ovitz has served as a director of Loudcloud since July 2000. Mr. Ovitz co-founded Creative Artists Agency, a talent representation company, and served as its Chairman from 1975 to 1995. In January 1999, Mr. Ovitz founded CKE Companies, which is comprised of four distinct companies: Artists Management Group, a talent representation company, Artists Production Group, a film production company, Artists Television Group, a television production company and Lynx Technology Group, a technology investment and consulting company. From January 1997 to December 1998, Mr. Ovitz was a self-employed private investor. From October 1995 to December 1996, Mr. Ovitz was President at The Walt Disney Company, an entertainment company. Mr. Ovitz currently serves as Chairman of the Executive Board of the UCLA Hospital and Medical Center. Mr. Ovitz serves on the Executive Advisory Board of the Pediatric AIDS Foundation, the Board of Directors of D.A.R.E. America, the National Board of Advisors for the Children's Scholarship Fund and the Board of Advisors at the UCLA School of Theater, Film and Television. Mr. Ovitz also serves on the Board of Trustees of the Museum of Modern Art in New York City and is a member of the Council on Foreign Relations. Mr. Ovitz holds a B.A. in psychology from UCLA.

    Andrew S. Rachleff has served as a director of Loudcloud since November 1999. In May 1995, Mr. Rachleff co-founded Benchmark Capital, a venture capital firm, and has served as a general partner since that time. Prior to co-founding Benchmark Capital, Mr. Rachleff spent ten years as a general partner with Merrill, Pickard, Anderson & Eyre, a venture capital firm. Mr. Rachleff also serves on the boards of directors of CacheFlow, Inc., Equinix, Inc., NorthPoint Communications Group, Inc. and several privately held companies. Mr. Rachleff holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business.

    There are no family relationships among any of our directors or executive officers.

Board Composition

    Our bylaws currently provide for a board of directors consisting of one or more members. Our certificate of incorporation to be effective upon completion of this offering provides for a classified board consisting of three classes of directors, each serving staggered three-year terms. Benjamin A. Horowitz has been designated a Class I director whose term expires at the 2001 annual meeting of stockholders. Marc L. Andreessen and Andrew S. Rachleff have been designated Class II directors whose terms expire at the 2002 annual meeting of stockholders. William V. Campbell and Michael S. Ovitz have been designated Class III directors whose terms expire at the 2003 annual meeting of stockholders. This classification of the board of directors may delay or prevent a change in control of our company or in our management.

Board Committees

    Our board of directors has a compensation committee and an audit committee.

    Our compensation committee is responsible for, among other things, determining salaries, incentives and other forms of compensation for directors and executive officers of Loudcloud and administering various incentive compensation and benefit plans. Prior to September 25, 2000, we did not have a compensation committee. Our board of directors established executive compensation levels for

2000. Marc L. Andreessen, William V. Campbell and Andrew S. Rachleff are the current members of the compensation committee. Benjamin A. Horowitz, our Chief Executive Officer, will participate in all discussions and decisions regarding salary levels and incentive compensation for all non-executive employees and consultants of Loudcloud.

    Our audit committee reviews our annual audit and meets with our independent auditors and our Chief Financial Officer to review our internal controls and financial management practices. William V. Campbell, Michael S. Ovitz and Andrew S. Rachleff are the current members of the audit committee.

Compensation Committee Interlocks and Insider Participation

    No interlocking relationship exists, or has existed in the past, between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

Board Compensation

    Except for the grant of stock options and stock purchase rights, we do not currently compensate our directors for their services as directors. Directors who are employees of Loudcloud are eligible to participate in our 2000 Incentive Stock Plan and our 2000 Employee Stock Purchase Plan. We also reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board and board committee meetings.

    Each of Mr. Ovitz and Mr. Campbell received an option to purchase 100,000 shares of our common stock at an exercise price of $1.80 in August 2000. Both of these options are subject to vesting over a four-year period.

Executive Compensation

    The following table provides summary information concerning compensation earned by or paid to our Chief Executive Officer and our four most highly compensated executive officers for services rendered in all capacities to Loudcloud during the period from inception on September 1999 to July 31, 2000. These individuals are referred to as the "named executive officers." Other than the salary and bonus described below, we did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer's salary and bonus during the period from inception to July 31, 2000.

                          Summary Compensation Table

                                                                   Compensation
                                                                   ------------
Name and Principal Position                                         Salary (1)
---------------------------                                        ------------
Benjamin A. Horowitz..............................................   $140,000
 President and Chief Executive Officer
Timothy A. Howes..................................................   $100,000
 President of Product Operations and Chief Technical Officer
In Sik Rhee.......................................................   $100,000
 Chief Tactician
Charles J. Katz, Jr...............................................   $ 90,417
 Executive Vice President of Corporate Affairs and Secretary
Jonathan G. Heiliger..............................................   $113,750
 Chief Operating Officer of Product Operations

--------
(1)Compensation information is provided for the period from inception on September 1999 to July 31, 2000. For the fiscal year ending January 31, 2001, the annual base salary for the named executive officers is as follows: Benjamin A. Horowitz, $210,000; Timothy A. Howes, $150,000; In Sik Rhee, $150,000; Charles J. Katz, Jr., $155,000; and Jonathan G. Heiliger, $210,000. During the fiscal year ended January 31, 2000 these officers were paid as follows: Benjamin A. Horowitz, $35,000; Timothy A. Howes, $25,000; In Sik Rhee, $25,000; Charles J. Katz, Jr., $12,917; and Jonathan G. Heiliger, $16,250.

Option Grants in Last Fiscal Year

    No option grants were made to the named executive officers during the period from inception to July 31, 2000. These individuals purchased an aggregate of 26,511,440 shares of restricted stock during this period as follows:

                                                        Number of Purchase Price
Name                                                     Shares     Per Share
----                                                    --------- --------------
Benjamin A. Horowitz................................... 8,120,000     $0.001
Timothy A. Howes....................................... 7,315,000     $0.001
In Sik Rhee............................................ 7,315,000     $0.001
Charles J. Katz, Jr. .................................. 1,177,784     $0.10
Jonathan G. Heiliger................................... 2,583,656     $0.01

    Twenty-five percent of these shares vest on the one-year anniversary of the date of the restricted stock purchase agreement pursuant to which each officer purchased his shares. One forty-eighth of the shares vest each month thereafter, provided that the officer continues to be an employee on those dates.

Employee Benefit Plans

 1999 Stock Plan

    Our 1999 Stock Plan was adopted by our board of directors and our stockholders in 1999. Our 1999 Stock Plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of August 31, 2000, no options to purchase shares of common stock were outstanding and 101,875 shares were available for future grant under our 1999 Stock Plan. We will not grant any additional stock options under our 1999 Stock Plan after the effective date of this offering. Any shares reserved for issuance under the 1999 Stock Plan as of this offering and any shares returned to the 1999 Stock Plan will be reserved for issuance under our 2000 Incentive Stock Plan.

 2000 Stock Plan

    Our 2000 Stock Plan was adopted by our board of directors and our stockholders in August 2000. As of August 31, 2000 options to purchase 3,208,000 shares of common stock were outstanding and 2,555,334 shares were available for future grant. We will not grant any additional stock options under our 2000 Stock Plan after the effective date of this offering. Any shares reserved for issuance under the 2000 Stock Plan as of the effective date of this offering and any shares returned to the 2000 Stock Plan will be reserved for issuance under our 2000 Incentive Stock Plan. In September 2000, our board of directors approved an amendment to the 2000 Stock Plan increasing the total number of shares reserved for issuance under the plan by 7,000,000. This amendment is subject to the approval of our stockholders.

 2000 Incentive Stock Plan

    Our 2000 Incentive Stock Plan was adopted by our board of directors in September 2000. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 25,000,000 shares of our common stock plus any unissued but reserved shares under the 1999 Stock Plan and the 2000 Stock Plan as of the effective date of this offering and any shares returned to such plans shall be reserved for issuance under the 2000 Incentive Stock Plan. The shares may be authorized, but unissued, or reacquired common stock.

    No options have yet been issued pursuant to the 2000 Incentive Stock Plan. The number of shares reserved for issuance under our 2000 Incentive Stock Plan will increase annually on the first day of the 2003 fiscal year by an amount equal to the lesser of (i) 8%, or 6% for fiscal years beginning with fiscal 2007, of the outstanding shares of our common stock on the first day of the year, (ii) 18,000,000 shares or (iii) a lesser amount as our board of directors may determine.

    If an option or stock purchase right expires or become unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares which were subject to the plan will become available for future grant or sale under the plan unless the plan has terminated. However, shares that have actually been issued under the plan, upon exercise of either an option or stock purchase right, will not be returned to the plan and will not be available for future distribution under the plan except if shares of restricted stock are repurchased by us at their original price, the repurchased shares will be available for future grant under the plan.

    Our board of directors or a committee of our board administers the 2000 Incentive Stock Plan. The administrator has the power to determine the terms of the options or stock purchase rights granted, including: the exercise price, the number of shares subject to each option or stock purchase right, the vesting and exercisability of the options or stock purchase rights, the initiation of an option exchange program, and the form of consideration payable upon exercise. With respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

    In the case of a stock purchase right, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our 2000 Incentive Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

 Director Option Program

    The Director Option Program is part of our 2000 Incentive Stock Plan and provides for the periodic grant of nonstatutory stock options to our non-employee directors.

    All grants of options to our non-employee directors under the Director Option Program are automatic. Any individual who first becomes a director after the date of this offering shall be granted an option to purchase 50,000 shares, or 30,000 if the individual becomes a director more then six months after this offering, when that person first becomes a non-employee director, except for those directors who become non-employee directors by ceasing to be employee directors. Twenty-five percent of the shares subject to the option become exercisable on the anniversary of the date of grant, and one forty-eighth of the shares subject to the option vest each month thereafter, provided the individual remains an outside director on those dates.

    Each outside director shall automatically be granted an option to purchase 10,000 shares on each annual meeting of our stockholders that will occur after the end of our fiscal year 2001, if immediately after the meeting, he or she shall continue to serve on the board and has been a director for at least six months prior to the annual shareholders meeting. The shares subject to the annual options become fully vested on the one-year anniversary from the date of grant, provided the individual remains an outside director on those dates.

    All options granted under our Director Option Program have a term of ten years and an exercise price equal to fair market value on the date of grant. After termination as a non-employee director with us, an optionee must exercise an option at the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term. A non-employee director may not transfer options granted under our Director Option Program other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his or her lifetime.

    In the event of our merger with or into another corporation or a sale of substantially all of our assets, all of the outstanding options granted pursuant to the Director Option Program become fully vested and exercisable.

 2000 Employee Stock Purchase Plan

    Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 1,200,000 shares of our common stock will be made available for sale under the plan. In addition, our plan provides for annual increases in the number of shares available for issuance under the plan beginning on the first day of the 2003 fiscal year in an amount equal to the lesser of (i) 5,000,000 shares, (ii) 2% of the outstanding shares of our common stock on that date, or (iii) a lesser amount determined by our board of directors. Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if:

  . the employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . the employee's right to purchase common stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

    Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering
periods generally start on the first trading day on or after       and
of each year, except for the first offering period which will begin on the first trading day on or after the effective date of this offering and will end
on the last trading day on or before     . All of our eligible employees will
be automatically enrolled in the first offering period.

    The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation, which includes a participant's base straight time gross earnings and commissions, but excludes all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any six-month purchase period.

    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be re-enrolled in the immediately following offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

    In the event of our merger with or into another corporation, a sale of all or substantially all of our assets, or a change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for each of the outstanding options, the purchase period then in progress will be shortened by setting a new exercise date and any offering period then in progress will end on the new exercise date.

    Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no amendment or termination may adversely affect any outstanding rights to purchase stock under our plan.

Employment Agreements and Change of Control Arrangements

    We have not entered into any employment agreements with our executive officers.

    The vesting of all shares of common stock subject to options or stock purchase rights granted pursuant to our 1999 Stock Plan and our 2000 Stock Plan is accelerated with respect to the first 25% of the shares subject to an option or stock purchase right, in the event that we merge with or into another corporation or sell substantially all of our assets prior to February 2, 2001. In addition, each of our 1999 Stock Plan, 2000 Stock Plan and 2000 Incentive Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right, except for the options granted to our outside directors under the 2000 Incentive Stock Plan. If the outstanding options or stock purchase rights are not assumed or substituted for, the optionee will be notified that his or her options or stock purchase rights will be fully exercisable as to all optioned stock, including shares that would not otherwise be vested and exercisable, for a period of 15 days from the date of such notice. The option or purchase right will terminate at the end of the 15 day period. In the event the employee has a separate change of control arrangement with us that is more favorable than the one in our plans, the more favorable change of control arrangement will prevail according to its terms, but the employee will not be entitled to any additional acceleration.

    In October 1999, Benjamin A. Horowitz purchased 8,120,000 shares of our common stock at a purchase price of $0.001 per share, Timothy A. Howes purchased 7,315,000 shares of our common stock at a purchase price of $0.001 per share and In Sik Rhee purchased 7,315,000 shares of our common stock at a purchase price of $0.001 per share pursuant to restricted stock purchase agreements. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of these shares on October 14, 2000 with the purchase right lapsing ratably monthly after that date. Upon a change of control, the lapsing of our repurchase right will be accelerated and at least 50% of the common stock purchased under the restricted stock purchase agreements will not be subject to our right of repurchase. In addition, upon an involuntary termination of employment without cause, our right of repurchase will lapse as to all of the common stock subject to repurchase under the restricted stock purchase agreements.

    In November 1999, Marc L. Andreessen entered into a stock restriction agreement with us regarding his purchase of shares of Series A preferred stock convertible into 12,250,000 shares of common stock at a purchase price of $0.16327 per share pursuant to a stock purchase agreement. These shares are subject to a right of repurchase that lapses ratably monthly over a two-year period. Upon the earlier of his removal from our Board of Directors and the completion of this offering or a change of control, our right of repurchase will lapse as to all of the preferred stock subject to repurchase under this stock restriction agreement.

    In January 2000, Charles J. Katz, Jr. purchased 1,177,784 shares of our common stock at a purchase price of $0.10 per share pursuant to a restricted stock purchase agreement. In May 2000, Michael I. Green purchased 2,200,000 shares of our common stock at a purchase price of $0.40 per share pursuant to a restricted stock purchase agreement. In June 2000, Roderick M. Sherwood III purchased 1,468,962 shares of our common stock at a purchase price of $0.60 per share pursuant to a restricted stock purchase agreement, and, in August 2000, he purchased 240,333 shares of common stock at a purchase price of $1.80 per share pursuant to a restricted stock purchase agreement. The shares purchased by these officers are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of these shares on the first anniversary of the purchase date with the purchase right lapsing ratably monthly after that date. Upon an involuntary termination of the officer's employment without cause within twelve months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under the restricted stock purchase agreement.

                          RELATED PARTY TRANSACTIONS

    Since our inception, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below.

    Between November 1, 1999 and June 26, 2000, we issued and sold 52,812,203 shares of our preferred stock for an aggregate consideration of $143,246,692.70. We issued and sold 13,760,583 shares of Series A preferred stock at a price of $0.16327 per share on November 1, 1999. Between November 24, 1999 and January 3, 2000, we sold 24,983,344 shares of Series B preferred stock at a price of $0.84056 per share. Between June 23, 2000 and June 26, 2000, we sold 14,068,276 shares of Series C preferred stock at a price of $8.52983 per share. Upon completion of this offering, each share of Series A, Series B and Series C preferred stock will convert into one share of common stock.

Transactions with Management and Others

    The following table summarizes purchases of shares of our preferred stock by our directors, executive officers, our 5% stockholders and their affiliates:

                                                        Number of Shares
                                                  -----------------------------
                                                                        Series
                                                   Series A   Series B     C
                                                  ---------- ---------- -------
Directors and Executive Officers:
Marc L. Andreessen............................... 12,250,000  4,425,620 586,178
Benjamin A. Horowitz.............................        --     356,905     --
Timothy A. Howes.................................        --     356,905  35,171
In Sik Rhee......................................        --     594,842     --
Roderick M. Sherwood III.........................        --         --  123,097
Michael I. Green.................................        --         --  234,471
Charles J. Katz, Jr. ............................        --         --  117,236
Jonathan G. Heiliger.............................        --     594,842     --
Michael S. Ovitz.................................        --         --  372,223

Other 5% Stockholders:
Entities affiliated with Benchmark Capital (1)...        --  17,845,246 586,178

--------
(1)Andrew S. Rachleff, one of our directors, is a managing member of Benchmark Capital.

    The shares of Series A, Series B and Series C preferred stock described above were purchased at the same price and on the same terms and conditions as the unaffiliated investors in the private financings.

Indebtedness of Management

    In June 2000, in connection with Roderick M. Sherwood III's purchase of 1,468,962 shares of our common stock, we loaned Mr. Sherwood $881,377 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note are due and payable on June 22, 2004. In addition, in August 2000, in connection with Mr. Sherwood's purchase of 240,333 shares of common stock, we loaned Mr. Sherwood $432,599 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note are due and payable on August 24, 2004. The notes also provide that we may accelerate payment of the amounts outstanding under the loans in the event that he ceases to be an employee or consultant of ours.

    In June 2000, in connection with the purchase of 123,097 shares of our Series C preferred stock by an entity affiliated with Roderick M. Sherwood III, we loaned the entity $1,049,996 under a secured full recourse promissory note with an annual interest rate of 6.20% compounded annually. Principal and interest on the note were to be due and payable on June 23, 2004. Mr. Sherwood repaid all principal and accrued interest under this note in September 2000.

    In May 2000, in connection with Michael I. Green's purchase of 2,200,000 shares of our common stock, we loaned Mr. Green $880,000 under a secured full recourse promissory note with an annual interest rate of 6.25% compounded annually. Principal and interest on the note become due and payable on May 10, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event that he ceases to be an employee or consultant of ours.

    It is our current policy that all transactions between us and our officers, directors, 5% stockholders and their affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                            PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of common stock as of August 31, 2000, by:

  . each person or entity known to us to own beneficially more than one percent of our common stock;

  .  each of the named executive officers;

  .  each of our directors; and

  .  all executive officers and directors as a group.

    Unless otherwise indicated, the address for the stockholders holding more than one percent of our common stock is c/o Loudcloud, Inc., 599 N. Mathilda Avenue, Sunnyvale, California 94086.

                                                                Percentage of
                                                              Common Stock (2)
                                                              -----------------
                                            Total Shares       Before   After
Name and Address of Beneficial Owner   Beneficially Owned (1) Offering Offering
------------------------------------   ---------------------- -------- --------
Directors and Executive Officers:
Marc L. Andreessen (3)................       17,221,798         18.2%      %
Benjamin A. Horowitz (4)..............        8,316,905          8.8
Timothy A. Howes (5)..................        7,387,076          7.8
In Sik Rhee (6).......................        7,833,842          8.3
Michael I. Green (7)..................        2,424,471          2.6
Roderick M. Sherwood III (8)..........        1,787,392          1.9
Charles J. Katz, Jr. (9)..............        1,295,020          1.4
Jonathan Heiliger (10)................        3,148,498          3.3
William V. Campbell ..................                0           --
Michael S. Ovitz (11).................          372,223            *
Andrew S. Rachleff (12)...............       18,431,424         19.4
All directors and executive officers
 as a group (11 persons) (13).........       68,218,649         72.0

Other Stockholders:
Entities affiliated with Benchmark
 Capital (12).........................       18,431,424         19.4
 2480 Sand Hill Road, Suite 200
 Menlo Park, CA 94025
Entities affiliated with Capital
 Research and Management Company
 (14).................................        4,800,799          5.1
 33 South Hope Street, 55th Floor
 Los Angeles, CA 90071
Entities affiliated with Charter
 Growth Capital (15)..................        2,344,713          2.5
 525 University Avenue, Suite 1400
 Palo Alto, CA 94301
Entities affiliated with Amerindo
 Investment Advisors Inc. (16)........        1,406,828          1.5
 601 South Figueroa Street, Suite 2400
 Los Angeles, CA 90017
Entities affiliated with Integral
 Capital Partners (17)................        1,172,356          1.2
 2750 Sand Hill Road
  Menlo Park, CA 94025
Octane Capital Fund I, L.P............        1,172,356          1.2
 One Maritime Plaza, Suite 2555
 San Francisco, CA 94111

--------
  *  Represents less than one percent of our outstanding stock
 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August 31, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

 (2)Applicable percentage ownership is based on 94,779,167 shares of common
     stock outstanding as of August 31, 2000 and         shares of common
     stock outstanding immediately after completion of this offering.

 (3)Represents 17,221,798 shares held by the Michael G. Mohr or Marc L. Andreessen (Trustees), Andreessen 1996 Living Trust.

 (4)Represents 7,746,905 shares held by Mr. Horowitz individually and 570,000 shares held by the Horowitz Family Limited Partnership. Includes 7,960,000 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

 (5)Includes 6,995,000 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

 (6)Represents 7,333,842 shares held by Mr. Rhee individually and 500,000 shares held by Golden Bear Limited Partnership. Includes 7,239,000 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

 (7)Represents 2,384,471 shares held by Mr. Green individually and 40,000 shares held by The Green Family Irrevocable Trust. Includes 2,190,000 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

 (8)Represents 1,664,295 shares held by Mr. Sherwood individually and 123,097 shares held by the Roderick M. Sherwood III & Gretchen W. Sherwood JTWROS. Includes 1,664,295 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

 (9)Represents 1,107,784 shares held by Mr. Katz individually, 117,236 shares held by Katz Family Ventures LLC, a Washington limited liability company, and 70,000 shares held by Katz Family Ventures 2000 LLC, a Washington limited liability company. Includes 1,177,784 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

(10)Includes 2,861,000 shares held by Mr. Heiliger individually and 287,498 shares held by Mr. Heiliger, Trustee of the Jonathan G. Heiliger Trust. Includes 2,553,656 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

(11)Represents 372,223 shares held by CKEI, LLC.

(12)Represents 18,431,424 shares of common stock held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P. and related individuals. Mr. Rachleff is a Managing Member of Benchmark Capital Management Co. IV, LLC, the general partner of Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P. and Benchmark Founders' Fund IV-A, L.P. Mr. Rachleff disclaims beneficial ownership of these shares, except with respect to 553,659 shares and to the extent of his pecuniary interest in the Benchmark funds.

(13)Includes 29,779,735 shares subject to Loudcloud's right of repurchase as of August 31, 2000.

(14)Represents 3,600,799 shares held by Rescueboat & Co. and 1,200,000 shares held by Waterman & Co.

(15)Represents 2,227,477 shares held by Charter Growth Capital II, L.P.; 87,927 shares held by CGC Investors II QP, L.P.; and 29,309 shares held by CGC Investors II A, L.P.

(16)Represents 595,392 shares held by Amerindo Technology Growth Fund II Inc.; 351,706 shares held by Amerindo Internet Fund PLC; 351,706 shares held by Emerging Technology Portfolio; 41,030 shares held by Vertex Capital II, LLC; 23,450 shares held by Vertex Capital III, LLC; and 43,544 shares held by other persons affiliated with Amerindo Investment Advisors Inc.

(17)Represents 1,158,586 shares held by Integral Capital Partners V, L.P. and 13,770 shares held by Integral Capital Partners V Side Fund, L.P.

                         DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering and after giving effect to the conversion of all outstanding preferred stock into common stock, our authorized capital stock will consist of 400,000,000 shares of common stock, $0.001 par value and 15,000,000 shares of preferred stock, $0.001 par value. The following description assumes the filing of an amended and restated certificate of incorporation upon the closing of this offering.

Common Stock

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at the times and in the amounts as our board of directors may from time to time determine. All dividends are non-cumulative. In the event the liquidation, dissolution or winding up of Loudcloud, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. There are no sinking fund provisions applicable to our common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

    As of August 31, 2000 there were 94,779,167 shares of our common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of our preferred stock into common stock on the closing of this offering, that were held of record by approximately 370 stockholders. We will have a total of shares of common stock outstanding following this offering.

Preferred Stock

    Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock following this offering.

Warrants

    In January 2000, in connection with our lease of office space in Sunnyvale, California, we issued a warrant to purchase an aggregate of 10,000 shares of Series B preferred stock at an exercise price of

$0.84056 per share, subject to adjustments for stock dividends, subdivisions, reclassifications and similar distributions. This warrant expires upon the completion of this offering.

    In February 2000, in connection with our sale of 66,000 units consisting of 13% senior discount notes and warrants, we issued warrants to purchase an aggregate of 2,336,036 shares of common stock at an exercise price of $0.01 per share, subject to adjustments for stock dividends, subdivisions, reclassifications and similar distributions. These warrants expire on February 9, 2010.

Registration Rights

    Upon completion of this offering, the holders of 75,562,203 shares of common stock have the right to cause us to register these shares under the Securities Act as follows:

  . Piggyback Registration Rights. The holders of registrable securities may request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others subject to a full pro rata cutback on our initial public offering and a pro rata cutback to a minimum of 30% of any other offering. The registration rights terminate five years following completion of this offering, or, with respect to each holder of registrable securities, when the holder can sell all of the holder's shares in any 90-day period under Rule 144 under the Securities Act.

  . S-3 Registration Rights. The holders of at least 15% of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3 and have not already effected such an S-3 registration within the past six months and if the aggregate proceeds are at least $1,000,000. The registration rights terminate five years following completion of this offering, or, with respect to each holder of registrable securities, when the holder can sell all of the holder's shares in any 90-day period under Rule 144 under the Securities Act.

    In addition, upon completion of this offering, the holders of an aggregate of $66,000,000 principal amount at maturity of our 13% Senior Discount Notes due 2005 have the following registration rights under the Securities Act:

  . Exchange Offer Registration Rights. We are obligated to use our best efforts to file an exchange offer registration statement within 21 months after February 6, 2000 that provides for (i) the registration of senior discount notes containing terms substantially identical to our outstanding senior discount notes, and (ii) the exchange of our outstanding senior discount notes for the registered senior discount notes. We are further obligated to use our best efforts to consummate the exchange offer contemplated by the exchange offer registration statement within 60 days after the effectiveness of the registration statement.

  . Shelf Registration Rights. In the event that (i) the exchange offer registration is not available, (ii) the exchange offer is not consummated within 24 months after February 6, 2000, or (iii) in the opinion of counsel for the holders of the notes, a registration statement must be filed and a prospectus delivered by the holders of the notes in connection with any offering or sale of the notes, we are obligated to use our best efforts to file a shelf registration statement providing for the sale of our senior discount notes by the holders of those notes.

    Upon completion of this offering, the holders of warrants to purchase an aggregate of 2,336,036 shares of our common stock have the right to cause us to register these shares under the Securities Act as follows:

  . Piggyback Registration Rights. Holders of these warrants may request to have their shares registered any time we file a registration statement, other than pursuant to our initial public offering provided that none of our stockholders participates in such offering, to register any of our securities for our own account or for the account of another subject to a pro rata cutback. Holders of these warrants will be cut back prior to the holders of our common stock. The registration rights terminate when the shares have all been sold to the public pursuant to Rule 144 or are eligible for sale under Rule 144(k).

    Registration of shares of common stock pursuant to the exercise of piggyback registration rights, S-3 registration rights or shelf registration rights under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. See "Shares Eligible for Future Sale" and "Certain Transactions." The exercise of exchange offer registration rights would result in the senior discount notes becoming freely tradable upon the consummation of the exchange offer without restriction under the Securities Act. Loudcloud will pay all registration expenses, other than underwriting discounts and commissions, in connection with any registration.

Section 2115

    We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to
Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition, Section 2115 has the following effects:

  . enables removal of directors with or without cause with majority stockholder approval;

  .  places limitations on the distribution of dividends;

  . extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

  . provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

    We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our 2001 annual meeting of stockholders. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2001 annual meeting of stockholders.

Delaware Anti-Takeover Law and Certain Charter Provisions

 Delaware Takeover Statute

    We are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . prior to this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    In general, Section 203 defines an interested stockholder as any entity or person who, together with affiliates and associates owns, or within three years, did own, beneficially 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

 Certificate of Incorporation and Bylaws

    Undesignated Preferred Stock. Under our certificate of incorporation the board of directors has the power to authorize the issuance of up to 15,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may:

  .  delay, defer or prevent a change in control of Loudcloud;

  . discourage bids for the common stock at a premium over the market price of our common stock;

  . adversely affect the voting and other rights of the holders of our common stock; and

  . discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

    Election and Removal of Directors. Under our certificate of incorporation our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This classified system may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it makes it more difficult for stockholders to replace a majority of the directors.

    Advance Notice Provisions. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

    Special Meeting Requirements. Our bylaws provide that special meetings of stockholders be called by the chairman of the board, the chief executive officer or the board of directors.

    Cumulative Voting. Neither our certificate of incorporation nor our bylaws provide for cumulative voting in the election of directors.

    The provisions described above may only be amended by approval of the holders of at least a majority of the outstanding common stock and may have the effect of deterring a hostile takeover or delaying a change in control.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is             .

Nasdaq National Market Quotation

    We have applied to have our common stock quoted on the Nasdaq National Market under the symbol "LDCL."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale.

    Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

    When this offering is completed, we will have a total of      shares of
common stock outstanding. The      shares offered by this prospectus will be
freely tradable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 94,779,167 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144.

        Eligibility of Restricted Shares for Sale in the Public Market

                                                                      Number of
                                  Date                                 Shares
                                  ----                                ---------
   On the date of this prospectus....................................   None
          , 2001, in the event locked-up shares are released on the
    90th day after the date of this prospectus as described below....
          , 2001, in the event locked-up shares are released on the
    120th day after the date of this prospectus as described below...
          , 2001, which is 180 days after the date of this
    prospectus, or earlier, in Goldman, Sach & Co.'s and Morgan
    Stanley & Co. Incorporated's discretion..........................
   From time to time after        , 2001.............................

Lock-up Agreements

    All of our stockholders have entered, or will enter, into lock-up agreements in connection with this offering. These lock-up agreements provide that our officers and directors will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

    All other stockholders have agreed to similar lock-up agreements. However, if our stock price is greater than twice the initial public offering price per share for the time periods set forth below, then a percentage of the securities held by these other stockholders will be released from the transfer restrictions of the lock-up agreements at the time set forth below.

      Time Period                Amount Released                Time Released
      -----------                ---------------                -------------
20 of the 30 consecutive  15% of all securities         The 90th day after the date
trading days ending on    subject to these lock-up      of this prospectus.
the last trading day      agreements as of the date of
preceding the 90th day    this prospectus.
after the date of this
prospectus.

20 of the 30 consecutive  An additional 20% of the      The 120th day after the date
trading days ending on    securities subject to these   of this prospectus.
the last trading day      lock-up agreements as of the
preceding the 120th day   date of this prospectus.
after the date of this
prospectus.

    However, if the securities to be released as described above would be released during one of our blackout periods, and if our stock price is greater than twice the initial public offering price per share for the time periods set forth below, a percentage of the securities subject to the lock-up agreements will be released from the transfer restrictions of the lock-up agreements at the time set forth below.

   Scheduled Release          Time Period          Amount Released         Actual Release
   -----------------          -----------          ---------------         --------------
The 90th day after the   20 of the 30           15% of the securities  The first trading day
date of this prospectus  consecutive trading    subject to these       after the end of the
is during a blackout     days ending on the     lock-up agreements as  blackout period.
period.                  last trading day in    of the date of this
                         the blackout period.   prospectus.

The 120th day after the  20 of the 30           An additional 20% of   The first trading day
date of this prospectus  consecutive trading    the securities         after the end of the
is during a blackout     days ending on the     subject to these       blackout period.
period.                  last trading day in    lock-up agreements as
                         the blackout period.   of the date of this
                                                prospectus.

    Our blackout period begins on the     of any fiscal quarter and ends
trading days after it announces its quarterly results. During the blackout period, we do not allow our directors, officers and key employees to trade our stock.

    Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated have advised us that they have no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up periods described above.

Rule 144

    In general, under Rule 144, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

  .  1% of the then outstanding shares of our common stock, which will equal
     approximately      shares upon completion of this offering; and

  . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

    Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

Rule 144(k)

    A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling their shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up provisions and will only become eligible for sale upon the expiration of the lock-up agreements described above.

Registration

    Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1999 Stock Plan, our 2000 Stock Plan, our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Based on the number of shares subject to outstanding options at August 31, 2000, and currently reserved for issuance under these plans, this registration statement would cover approximately 39,065,209 shares.

    This registration statement will automatically become effective upon filing. Accordingly, shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the expiration of the lock-up agreements described above. In addition, holders of 75,562,203 shares of common stock and holders of warrants to 2,336,036 shares of common stock will be entitled to registration rights. See "Description of Capital Stock-- Registration Rights."

                                 UNDERWRITING

    Loudcloud, Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Thomas Weisel Partners LLC and Epoch Securities, Inc. are the representatives of the underwriters.

                                                                       Number of
     Underwriters                                                       Shares
     ------------                                                      ---------
     Goldman, Sachs & Co. ............................................
     Morgan Stanley & Co. Incorporated................................
     Thomas Weisel Partners LLC.......................................
     Epoch Securities, Inc. ..........................................



                                                                         ----
       Total..........................................................
                                                                         ====

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Loudcloud to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Loudcloud. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option
to purchase      additional shares.

                                                           Paid by Loudcloud
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
     Per Share........................................    $            $
     Total............................................    $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $   per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $   per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Loudcloud, its officers, its directors and all holders of shares of Loudcloud's common stock have agreed not to dispose of or hedge any of Loudcloud's common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. Except as to Loudcloud's officers and directors, this restriction shall terminate as to 15% of the locked-up shares after 90 days and an additional 20% of the locked-up shares after 120 days after the date of this prospectus, subject to delays as a result of the timing of Loudcloud's earnings releases and compliance with insider trading policies, if certain conditions are met. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of specific transfer restrictions.

    Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Loudcloud and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Loudcloud's historical performance, estimates of the business potential and earnings prospects of Loudcloud, an assessment of Loudcloud's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Loudcloud has applied for a quotation on its common stock on the Nasdaq National Market under the symbol "LDCL".

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in the amount not greater than the underwriters' option to purchase additional shares from Loudcloud in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Loudcloud's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, on the over-the-counter market or otherwise.

    At the request of Loudcloud, the underwriters are reserving up to shares of common stock for sale at the initial public offering price to employees and others through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Loudcloud estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $    .

    Loudcloud has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Morgan Stanley & Co. Incorporated is an investor in Loudcloud. On February 9, 2000, Morgan Stanley purchased 66,000 units at an aggregate purchase price of $45,136,740. Each unit consists of a $1,000 principal amount at maturity 13% senior discount note due 2005 and a warrant to purchase 35.39448485 shares of Loudcloud's common stock at a price of $0.01 per share, for an aggregate of 2,336,036 shares.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on several filed and completed public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with Loudcloud or any of its officers, directors or other controlling persons, except with respect to its contractual relationship with Loudcloud pursuant to the underwriting agreement entered into in connection with this offering and that Scudder Weisel Capital, an affiliate of Thomas Weisel Partners, is a customer of Loudcloud.

    Epoch Securities, Inc. is an investment banking firm formed in November 1999. In addition to this offering, Epoch Securities has engaged in the business of public and private equity investing and financing and financial advisory services since its inception. The senior investment banking team of Epoch Securities has in excess of 40 years of experience in the securities industry. Epoch Securities does not have any material relationship with Loudcloud or any of our officers, directors or other controlling persons, except for its contractual relationship with Loudcloud under the terms of the underwriting agreement entered into in connection with this offering and that Epoch Securities is a customer of Loudcloud.

    The corporate parents of Charles Schwab & Co., Inc., Ameritrade (Inc.) and TD Waterhouse Investor Services Inc. are equity investors in Epoch Securities' corporate parent. Under the terms of Epoch Securities' distribution agreement, Charles Schwab, Ameritrade and TD Waterhouse are entitled to receive an allocation of any shares allocated in the offering to Epoch Securities on a free retention basis. Until they accept this allocation, however, they are not obligated to take any shares. If they do take shares, they are obligated to try to sell those shares to brokerage customers who buy shares through the Internet, a computerized system or other automated system, but they otherwise are entitled to allocate shares following their customary practices. Charles Schwab, Ameritrade and TD Waterhouse are not underwriters under the underwriting agreement. Because of their current relationship to Epoch Securities and their role in the distribution of securities, however, they may be deemed to be underwriters as that term is defined in the Securities Act in connection with this offering. They believe their activities fall within the selling dealer exception to the definition and, therefore, believe that they are not "underwriters" under the Securities Act.

                                 LEGAL MATTERS

    Selected legal matters with respect to the validity of the common stock offered by this prospectus are being passed upon for us by Wilson Sonsini Goodrich & Rosati, a professional corporation, Palo Alto, California. Individual attorneys and an investment partnership affiliated with Wilson Sonsini Goodrich & Rosati beneficially own an aggregate of 442,436 shares of our common stock. Selected legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett, Palo Alto, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at January 31 and July 31, 2000, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Loudcloud and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the web site of the SEC referred to above.

                                LOUDCLOUD, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Stockholders' Equity.......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Loudcloud, Inc.

    We have audited the accompanying balance sheets of Loudcloud, Inc. as of January 31, 2000 and July 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the period from September 9, 1999 (inception) through January 31, 2000 and for the six months ended July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loudcloud, Inc. at January 31, 2000 and July 31, 2000, and the results of its operations, and its cash flows for the period from September 9, 1999 (inception) through January 31, 2000 and for the six months ended July 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Jose, California
September 19, 2000, except
for Note 8, as to
which the date is
September 25, 2000

                                LOUDCLOUD, INC.

                                 BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                  Unaudited Pro
                                                                      Forma
                                                                  Stockholders'
                                            January 31, July 31,    Equity at
                                               2000       2000    July 31, 2000
                                            ----------- --------  -------------
                  ASSETS

Current assets:
Cash and cash equivalents..................  $ 20,479   $142,591
Accounts receivable, net of allowance for
 doubtful accounts of $10 and $368 at
 January 31, and July 31, 2000,
 respectively..............................       183      2,054
Prepaids and other current assets..........       499      2,032
                                             --------   --------
    Total current assets...................    21,161    146,677
Property and equipment, net................     4,203     36,054
Restricted cash............................        --      2,274
Other assets...............................       399        415
                                             --------   --------
    Total assets...........................  $ 25,763   $185,420
                                             ========   ========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable...........................  $  2,554   $ 11,127
Accrued compensation.......................       136      1,385
Accrued professional fees..................       424        479
Other accrued liabilities..................     1,650      2,713
Deferred revenue...........................       309      5,514
Capital lease obligations, current
 portion...................................        --        630
                                             --------   --------
    Total current liabilities..............     5,073     21,848
Capital lease obligations, net of current
 portion...................................        --        395
Senior discount notes......................        --     38,495
Commitments
Stockholders' equity:
Convertible preferred stock, $0.001 par
 value, issuable in series; 45,000 and
 55,000 shares authorized at January 31 and
 July 31, 2000, respectively (15,000 shares
 pro forma); 38,744 and 52,772 shares
 issued and outstanding at January 31 and
 July 31, 2000, respectively (none pro
 forma); aggregate liquidation preference
 of $143,056 at July 31, 2000 (none
 pro forma)................................        39         53   $       --
Common stock, $0.001 par value, 100,000
 shares authorized (400,000 shares pro
 forma); 32,152 and 40,822 shares issued
 and outstanding at January 31 and July 31,
 2000, respectively (93,594 shares
 pro forma)................................        32         41           94
Additional paid-in capital.................    40,747    328,985      328,985
Notes receivable from stockholders.........      (181)    (4,743)      (4,743)
Deferred stock compensation................   (14,966)   (77,700)     (77,700)
Accumulated deficit........................    (4,981)  (121,954)   (121,954)
                                             --------   --------   ----------
    Total stockholders' equity.............    20,690    124,682   $  124,682
                                             --------   --------   ==========
    Total liabilities and stockholders' eq-
     uity..................................  $ 25,763   $185,420
                                             ========   ========

                            See accompanying notes.

                                LOUDCLOUD, INC.

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                    Period from
                                                     Inception
                                                   (September 9,    Six Months
                                                      1999) to         Ended
                                                  January 31, 2000 July 31, 2000
                                                  ---------------- -------------
Net revenue.....................................      $     --      $    1,941
Costs and expenses:
  Cost of revenue*..............................            --          13,729
  Research and development*.....................         1,453           4,298
  Sales and marketing*..........................           710           4,292
  General and administrative*...................           760           3,454
  Amortization of deferred stock compensation...         2,208          24,364
                                                      --------      ----------
    Total costs and expenses....................         5,131          50,137
                                                      --------      ----------
Loss from operations............................        (5,131)        (48,196)
Interest and other income.......................           150           1,965
Interest and other expense......................            --          (3,212)
                                                      --------      ----------
Net loss........................................        (4,981)        (49,443)
Series C convertible preferred stock deemed non-
 cash dividend..................................            --         (67,530)
                                                      --------      ----------
Net loss applicable to common stockholders......      $ (4,981)     $ (116,973)
                                                      ========      ==========
Basic and diluted net loss per share applicable
 to common stockholders.........................      $(907.70)     $(2,285.36)
                                                      ========      ==========
Shares used in computing basic and diluted net
 loss per share applicable to common
 stockholders...................................             5              51
                                                      ========      ==========
Pro forma basic and diluted net loss per share
 applicable to common stockholders..............      $  (0.27)     $    (2.80)
                                                      ========      ==========
Shares used in computing pro forma basic and
 diluted net loss per share applicable to common
 stockholders...................................        18,516          41,703
                                                      ========      ==========

*Excludes amortization of deferred stock
 compensation of the following:
  Cost of revenue...............................      $     --      $    6,541
  Research and development......................         1,224           3,923
  Sales and marketing...........................           361           7,981
  General and administrative....................           623           5,919
                                                      --------      ----------
    Total amortization of deferred stock
     compensation...............................      $  2,208      $   24,364
                                                      ========      ==========


                            See accompanying notes.

                                LOUDCLOUD, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                           Convertible
                            Preferred                                Notes
                              Stock      Common Stock  Additional  Receivable    Deferred                   Total
                          -------------- -------------  Paid-In       From        Stock     Accumulated Stockholders'
                          Shares  Amount Shares Amount  Capital   Stockholders Compensation   Deficit      Equity
                          ------  ------ ------ ------ ---------- ------------ ------------ ----------- -------------
Balance at Inception
 (September 9, 1999)....      --   $ --      --  $ --   $     --    $    --      $     --    $      --    $      --
Issuance of common stock
 for cash in October
 1999...................      --     --  22,750    22         --         --            --           --           22
Issuance of Series A
 convertible preferred
 stock for cash (less
 issuance costs of $29)
 in November 1999.......  13,761     14      --    --      2,204         --            --           --        2,218
Issuance of Series B
 convertible preferred
 stock for cash (less
 issuance costs of $21)
 in November 1999 and
 January 2000...........  24,983     25      --    --     20,954         --            --           --       20,979
Issuance of warrant in
 conjunction with
 building lease in
 January 2000...........      --     --      --    --          5         --            --           --            5
Exercise of options to
 purchase common stock
 by a consultant for
 cash...................      --     --     177    --          4         --            --           --            4
Exercise of options to
 purchase common stock
 for cash and notes.....      --     --   9,225    10        399       (181)           --           --          228
Deferred stock
 compensation...........             --      --    --     17,181         --       (17,181)          --           --
Amortization of deferred
 stock compensation.....      --     --      --    --         --         --         2,215           --        2,215
Net loss and
 comprehensive loss.....      --     --      --    --         --         --            --       (4,981)      (4,981)
                          ------   ----  ------  ----   --------    -------      --------    ---------    ---------
Balance at January 31,
 2000...................  38,744     39  32,152    32     40,747       (181)      (14,966)      (4,981)      20,690
Issuance of Series C
 convertible preferred
 stock for cash and a
 note (less issuance
 costs of $140) in June
 2000...................  14,068     14      --    --    119,845     (1,050)           --           --      118,809
Deemed non-cash dividend
 on Series C convertible
 preferred stock........      --     --      --    --     67,530         --            --      (67,530)          --
Conversion of Series A
 convertible preferred
 stock to common stock..     (40)    --      40    --         --         --            --           --           --
Exercise of options to
 purchase common stock
 for cash and notes, net
 of repurchases ........      --     --   8,630     9      3,730     (3,524)           --           --          215
Repayment of note
 receivable.............      --     --      --    --         --         12            --           --           12
Issuance of warrants in
 conjunction with senior
 discount notes in
 February 2000..........      --     --      --    --      9,827         --            --           --        9,827
Deferred stock
 compensation...........      --     --      --    --     87,306         --       (87,306)          --           --
Amortization of deferred
 stock compensation.....      --     --      --    --         --         --        24,572           --       24,572
Net loss and
 comprehensive loss.....      --     --      --    --         --         --            --      (49,443)     (49,443)
                          ------   ----  ------  ----   --------    -------      --------    ---------    ---------
Balance at July 31,
 2000...................  52,772   $ 53  40,822  $ 41   $328,985    $(4,743)     $(77,700)   $(121,954)   $(124,682)
                          ======   ====  ======  ====   ========    =======      ========    =========    =========


                            See accompanying notes.

                                LOUDCLOUD, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                  Period from
                                                   Inception       Six Months
                                              (September 9, 1999)     ended
                                              to January 31, 2000 July 31, 2000
                                              ------------------- -------------
Operating activities:
Net loss....................................        $(4,981)        $(49,443)
Adjustments to reconcile net loss to net
 cash provided by (used in) operating
 activities:
  Depreciation and amortization.............             78            3,677
  Accretion on notes payable................             --            2,803
  Amortization of warrants related to senior
   discount notes...........................             --              382
  Charges related to stock awards to
   consultants and lessor...................             12              208
  Amortization of deferred stock
   compensation.............................          2,208           24,364
  Changes in operating assets and
   liabilities:
    Accounts receivable.....................           (183)          (1,871)
    Prepaids, other current assets and other
     assets.................................           (898)          (1,549)
    Accounts payable........................          2,554            8,573
    Accrued compensation....................            136            1,249
    Accrued professional fees...............            424               55
    Other accrued liabilities...............          1,650            1,063
    Deferred revenue........................            309            5,205
                                                    -------         --------
      Net cash provided by (used in)
       operating activities.................          1,309           (5,284)
Investing activities:
Capital expenditures........................         (4,281)         (33,798)
Increase in restricted cash.................             --           (2,274)
                                                    -------         --------
      Net cash used in investing
       activities...........................         (4,281)         (36,072)


Financing activities:
Proceeds from issuance of preferred stock,
 net of issuance costs......................         23,197          118,809
Proceeds from issuance of common stock, net
 of repurchases.............................            254              215
Proceeds from senior discount notes.........             --           45,137
Principal payments on capital lease
 obligations................................             --             (705)
Repayment of notes receivable...............             --               12
                                                    -------         --------
      Net cash provided by financing
       activities...........................         23,451          163,468
                                                    -------         --------
Net increase in cash and cash equivalents...         20,479          122,112
Cash and cash equivalents at beginning of
 period.....................................             --           20,479
                                                    -------         --------
Cash and cash equivalents at end of period..        $20,479         $142,591
                                                    =======         ========

Supplemental schedule of noncash investing
 and financing activities:
Issuance of warrants in conjunction with
 senior discount notes......................        $    --         $  9,827
Issuance of common stock in exchange for
 notes receivable...........................        $   181         $  3,524
Issuance of Series C convertible preferred
 stock in exchange for notes receivable.....        $    --         $  1,050
Equipment purchased under capital lease.....        $    --         $  1,730
Series C preferred stock deemed, non-cash
 dividend...................................        $    --         $ 67,530

Supplemental disclosures:
Cash paid for interest......................        $    --         $      5

                            See accompanying notes.

                                LOUDCLOUD, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of the Company and Significant Accounting Policies

Organization and Basis of Presentation

    Loudcloud, Inc. (the Company) was incorporated as VCellar, Inc. on September 9, 1999 in the state of Delaware. The Company offers businesses Internet infrastructure services. Through January 31, 2000, the Company's activities primarily consisted of establishing its offices, conducting research and development, recruiting management and technical personnel, and obtaining financing. Accordingly, the Company was considered to be in the development stage through January 31, 2000. In February 2000, the Company deployed services for its first customer and therefore emerged from the development stage.

Interim Financial Information

    Results for the six month period ended July 31, 2000 are not necessarily indicative of results for the entire fiscal year or future periods.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that materially affect the amounts reported in the financial statements. Actual results could differ from these estimates.

Cash Equivalents

    The Company considers all highly liquid investment securities with maturity from the date of purchase of three months or less to be cash equivalents and investment securities with maturity from the date of purchase of more than three months, but less than twelve months, to be short-term investments. As of January 31, 2000, and July 31, 2000, the Company held all cash equivalents in money market funds. The cost of these investments approximates fair market value.

Concentrations of Credit Risk and Significant Customers

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company places all of its cash equivalents with high-credit quality issuers. Carrying amounts of financial instruments held by the Company, which include cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short duration. The Company performs ongoing credit evaluations of its customers, generally requires customers to prepay services and maintains reserves for potential losses. The Company's customer base is primarily composed of businesses throughout the United States.

    For the six month period ended July 31, 2000, customers A, B, C, D and E accounted for 16%, 15%, 13%, 13% and 10% of the Company's net revenues, respectively. As of July 31, 2000, customers B, F and G accounted for 19%, 19%, and 13%, of the Company's accounts receivable balance, respectively.

                                LOUDCLOUD, INC.

Property and Equipment

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets ranging from approximately two to five years or the applicable lease term, if shorter.

Revenue Recognition

    The Company generates revenue from the sale of Internet infrastructure services. These services incorporate the hardware, software and networking infrastructure and the provisioning, maintenance and scaling expertise required to support Internet operations. The Company recognizes revenue ratably over the contract period as services are fulfilled, provided the Company has evidence of an agreement, the price of the services is fixed or determinable, all contracted services are being delivered and payment is reasonably assured. When obligations remain after services are delivered, revenue is only recognized after such obligations are fulfilled. Amounts billed and/or cash received in excess of revenue recognized are included as deferred revenue in the accompanying balance sheets.

    The Company does not recognize revenue for providing its customers access to bandwidth from third party vendors. Bandwidth billings to customers are netted against bandwidth charges from third-party vendors in cost of revenues. Bandwidth billings and charges have been insignificant through July 31, 2000.

    The Company generally guarantees 100% scheduled uptime to its customers on a monthly basis. The Company reduces revenue for credits given for estimated unscheduled downtime at the end of each accounting period.

Accounting for Stock-Based Compensation

    The Company grants stock options and stock purchase rights for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. As permitted under the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for stock option grants and stock purchase rights to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25) and, accordingly, recognizes no compensation expense for stock option grants or stock purchase rights with an exercise price equal to the fair value of the shares at the date of grant.

Impairment of Long-Lived Assets

    The Company continually reviews the carrying value of long-lived assets, including property and equipment to determine whether there are any indications of impairment losses. Recoverability of long-lived assets is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                                LOUDCLOUD, INC.

Advertising Expenses

    All advertising costs are expensed as incurred. Advertising costs were not material in the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000.

Internal Use Software

    In March 1998, the American Institute of Certified Public Accountants issued Statement 98-1 ("SOP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement of position requires companies to capitalize qualifying computer software costs which are incurred in the application development stage and amortize them over the software's estimated useful life. To date, SOP 98-1 has not had a material impact on the Company's financial position, results of operations or cash flows.

Segment Information

    The Company has adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographical areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company operates solely within one business segment, Internet infrastructure services.

Comprehensive Loss

    The Company's total comprehensive net loss was the same as its net loss for the period from Inception (September 9, 1999) through January 31, 2000 and for the six months ended July 31, 2000.

Income Taxes

    The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Unaudited Pro Forma Stockholders' Equity

    If the offering contemplated by the Company is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into approximately 52,772,000 shares of common stock based on the shares of convertible preferred stock outstanding at July 31, 2000. The unaudited pro forma stockholders' equity reflects this conversion.

Recently Issued Accounting Standards

    In June 1998, the FASB issued Statement of Financial Accounting Standards, No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS
133). The Company is required to adopt FAS 133 for the year ending January 31, 2002. FAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging

                                LOUDCLOUD, INC.

activities. The Company currently holds no derivative financial instruments and does not currently engage in hedging activities. The adoption of FAS 133 is not expected to have any material impact on the Company's financial position or results of operations.

    In March 2000, the FASB issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for the purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

    In March 2000, the Emerging Issues Task Force (EITF) published its consensus on EITF No. 00-2, Accounting for Web Site Development Costs, which requires the following accounting for costs related to development of websites:

  . Costs incurred in the planning stage, regardless of whether the planning activities relate to software, should be expensed as incurred;

  . Costs incurred during the development of web site applications and infrastructure involving, acquiring or developing hardware and software to operate the web site, including graphics that affect the look and feel of the web page should be capitalized. All costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed;

  . Costs paid for web site hosting services generally should be expensed over the period of benefit; and

  . Costs incurred in operating the web site, including training, administration, maintenance, and other costs, should be expensed as incurred. However, costs incurred in the operation stage that involved providing additional functions or features to the website should be accounted for as new software. Such costs should be capitalized or expensed based on the requirements of SOP 98-1, or SFAS No. 86, as applicable.

    The Company will be required to adopt EITF No. 00-2 in fiscal quarters beginning after June 30, 2000. The Company's policy for accounting for costs incurred to operate the Company's hosted services will not be impacted by adoption of this pronouncement.

    In March 2000, the EITF published its consensus on EITF No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take

                                LOUDCLOUD, INC.

possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on their own hardware or contract with another party unrelated to the vendor to host the software. The Company has historically treated its hosted services as service arrangements which is in accordance with the guidance contained in this pronouncement. The Company hosting arrangements generally do not allow customers the contractual right to take possession of the software.

    In December 1999, the SEC issued Staff Accounting Bulletin 101, or SAB 101, Revenue Recognition, which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the SEC. The Company does not believe that the adoption of SAB 101, as currently proposed, will have a material impact on the Company's financial position or results of operations.

2. Property and Equipment

    Property and equipment consist of the following:

                                                                       July
                                                          January 31,   31,
                                                             2000      2000
                                                          ----------- -------
                                                            (in thousands)
   Computer and other related equipment..................   $3,884    $28,453
   Office equipment, leasehold improvements, furniture,
    and fixtures.........................................      143      3,565
   Software..............................................      254      7,791
                                                            ------    -------
                                                             4,281     39,809
   Less accumulated depreciation and amortization........      (78)    (3,755)
                                                            ------    -------
   Property and equipment, net...........................   $4,203    $36,054
                                                            ======    =======

    Depreciation and amortization expense amounted to $78,000 and $3.7 million for the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000, respectively. At July 31, 2000 property and equipment acquired under capital leases totaled $1.7 million and had related accumulated amortization of $65,000.

3. Senior Discount Notes

    On February 9, 2000, the Company issued 66,000 units at a per unit price of $683.89 of 13% Senior Discount Notes (the Notes) for an aggregate amount of $45.1 million to Morgan Stanley & Co., Inc. The Notes are due in February 2005. In connection with the issuance of these Notes, the Company also issued detachable warrants to purchase an aggregate 2.3 million shares of common stock at an exercise price of $0.01 per share. Of the $45.1 million in gross proceeds, $9.8 million was allocated to additional paid-in capital for the deemed fair value of the warrants and recorded as a discount to the Notes. The discount on the Notes is being amortized to interest expense, using the effective interest method, over the life of the Notes.

    At the time of issuance the Notes were sold at a substantial discount from their principal amount at maturity of $66.0 million. Prior to August 15, 2003, no cash interest payments are required; instead, interest will accrete during this period to the aggregate principal amount at maturity. From and after

                                LOUDCLOUD, INC.

February 15, 2003, the Notes will bear interest at a rate of 13% per annum payable in cash each February 15 and August 15. The Notes are redeemable at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in the indenture relating to the Notes, plus accrued and unpaid interest, if any, to the date of redemption.

    The indenture relating to the Notes contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the indenture relating to the Notes) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make certain investments, create liens, engage in transactions with stockholders and affiliates, sell assets, and engage in mergers and consolidations. However, these limitations are subject to a number of important qualifications and exceptions.

4. Commitments

    Rent expense was $95,000 and $541,000 for the period from inception (September 9, 1999) to January 31, 2000 and for the six month period ended July 31, 2000, respectively. The Company moved to its new headquarters in Sunnyvale, California in May 2000. The Company issued a letter of credit in connection with this lease which requires the Company to hold on deposit
$2.3 million with the issuer of the letter of credit. This amount is shown as restricted cash, as of July 31, 2000, on the accompanying balance sheet. Additionally, the Company has available $30.4 million of equipment lease facilities from its vendors.

    Future payments under all noncancelable leases are as follows as of July 31, 2000:

                                                               Capital Operating
Periods ending January 31,                                     Leases   Leases
--------------------------                                     ------- ---------
                                                                (in thousands)
2001.......................................................... $  391   $10,576
2002..........................................................    615    21,850
2003..........................................................    131    11,870
2004..........................................................     --     2,892
2005..........................................................     --     2,580
Thereafter....................................................     --    15,355
                                                               ------   -------
Total minimum payments........................................  1,137   $65,123
                                                                        =======
Less amount representing interest.............................    112
                                                               ------
Present value of minimum payments.............................  1,025
Less current portion..........................................    630
                                                               ------
Long-term portion............................................. $  395
                                                               ======

5. Stockholders' Equity

Common Stock

    In September 1999, the Company issued 22.8 million shares of common stock to founders for cash. The common stock is subject to repurchase until vested; vesting with respect to 25% of the shares occurs on the first anniversary of the issuance date with the balance vesting ratably over the remaining period of

                                LOUDCLOUD, INC.

three years as specified in the purchase agreements. At July 31, 2000, all shares were subject to repurchase at the original cost.

    The Company has reserved 13.8 million, 25.0 million and 14.7 million shares of its common stock for issuance upon conversion of its Series A, B and C convertible preferred stock, respectively. The Company has also reserved
18.2 million common shares for issuance under the 1999 Stock Option Plan ("the 1999 Plan") of which 193,000 shares remain available for grant at July 31, 2000. The Company has also reserved 2.3 million shares of common stock for issuance upon exercise of warrants to purchase common stock.

Convertible Preferred Stock

    In November 1999, under a stock purchase agreement, the Company sold 13.8 million shares of Series A convertible preferred stock at a price of $0.16 per share. In November 1999 and January 2000, under a stock purchase agreement, the Company sold 25.0 million shares of Series B convertible preferred stock at a price of $0.84 per share. In June 2000, under a stock purchase agreement, the Company sold 14.1 million shares of Series C convertible preferred stock at a price of $8.53 per share.

    Each share of Series A, B and C convertible preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain provisions. In April 2000, a holder elected to convert 40,000 shares of Series A convertible preferred stock to common stock. The remaining outstanding shares of convertible preferred stock automatically convert into common stock either upon the close of business on the day immediately preceding the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $40 million in gross proceeds or at the election of the holders of at least two-thirds (2/3) of each series of the outstanding shares of preferred stock on an as-converted basis.

    Series A, B and C convertible preferred stockholders are entitled to noncumulative dividends of $0.010, $0.067 and $0.682 per share, respectively, per annum if and when declared by the Board of Directors. No dividends have been declared as of July 31, 2000. The indenture related to the Notes prohibits the Company from paying cash dividends.

    The Series A, B and C convertible preferred stockholders are entitled to receive, upon liquidation, the sum of (i) $0.16 per share of Series A preferred stock, $0.84 per share of Series B preferred stock and $8.53 per share of Series C preferred stock; and (ii) all declared but unpaid dividends. If the assets or property are not sufficient to allow full payment to the Series A, B and C convertible preferred stockholders, the available assets shall be distributed ratably among the Series A, B and C convertible preferred stockholders. Thereafter, the remaining assets and funds, if any, shall be distributed pro rata among the common stockholders.

    The Series A, B and C convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion.

Series C convertible preferred stock dividend

    In June 2000, the Company issued 14.1 million shares of Series C convertible preferred stock for a total purchase price of $120 million. The difference between the deemed fair value of the issuance and

                                LOUDCLOUD, INC.

actual issuance price has been accounted for as a deemed dividend totaling $67.5 million in the six months ended July 31, 2000.

Warrants

    In January 2000, the Company issued a warrant to purchase 10,000 shares of Series B convertible preferred stock with an exercise price of $0.84 per share in connection with the leasing of its new office space. The warrant shall expire upon the first to occur of the following: (i) five years from issuance;
(ii) the sale of common stock pursuant to a registration statement under the Securities Act of 1933, as amended, that results in gross proceeds of at least $15.0 million; or (iii) upon the acquisition of the Company. The deemed fair value of the warrants was estimated at the date of issuance using the Black-Sholes pricing model with the following assumptions: deemed fair market value of the common stock of $3.90 on the day of issuance, risk free interest rate of 6.0%, contractual life of the warrants of five years, volatility of 70%, and a dividend rate of zero. For the period from inception (September 9, 1999) to July 31, 2000, the Company recorded amortization of the warrant of $5,300.

    On February 9, 2000, in connection with the issuance of the Notes, the Company issued detachable warrants to purchase an aggregate of 2.3 million shares of common stock at an exercise price of $0.01 per share. The warrants expire in February 2010. The deemed fair value of the warrants of $9.8 million was estimated at the date of issuance using the Black-Scholes pricing model with the following assumptions: deemed fair market value of the common stock of $5.40 on the day of issuance, risk free interest rate of 6.0%, contractual life of the warrants of ten years, volatility of 70%, and a dividend rate of zero. The amount represents a discount to the face value of the notes and is being amortized to interest expense, using the effective interest method, over the life of the Notes.

Notes Receivable from Stockholders

    The Company has notes receivable outstanding of $4.7 million from employees as of July 31, 2000, issued to finance the purchase of shares of common and the convertible preferred stock of the Company. The notes are full recourse notes that bear interest at a rate of approximately 6% per annum with principal and interest due four years from the original issuance date. On August 31, 2000, $1.1 million of these amounts related to the convertible preferred stock were repaid to the Company.

Options to Consultants

    As of July 31, 2000, the Company had granted options to purchase 191,000 shares of common stock to consultants at a weighted average exercise price of $0.04. These options were granted in exchange for consulting services to be rendered and vest over a period of three to four years. These options were exercised by the consultants, but are subject to repurchase. The Company recorded a charge to operations related to these unvested shares of $7,000 and $208,000 for the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000, respectively.

    The unvested shares held by consultants have been and will be marked-to-market using the estimate of fair value at the end of each accounting period pursuant to the FASB's Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services."

                                LOUDCLOUD, INC.

Stock-Based Compensation

    Under the 1999 Plan, which was adopted in September 1999, options or stock purchase rights may be granted for common stock, pursuant to actions by the Board of Directors, to eligible participants. A total of 18.2 million shares have been reserved under the 1999 Plan. Options or stock purchase rights granted are either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each agreement. Options and stock purchase rights vest over a period of time as determined by the Board of Directors, generally four years. The term of the 1999 Plan is ten years.

    The following table summarizes all stock plan activity:

                                                              Stock Purchase
                                                            Rights Outstanding
                                                            --------------------
                                                                        Weighted
                                                                        Average
                                                  Shares                Exercise
                                                Available     Shares     Price
                                                ----------  ----------  --------
 Shares Authorized............................. 17,025,000          --       --
 Granted....................................... (9,402,105)  9,402,105  $0.0436
 Exercised.....................................             (9,402,105) $0.0436
                                                ----------  ----------  -------
Balance at January 31, 2000....................  7,622,895          --       --
 Shares Authorized.............................  1,200,000          --       --
 Granted....................................... (8,815,962)  8,815,962  $0.4317
 Exercised.....................................             (8,815,962) $0.4317
 Repurchases...................................    185,594          --  $0.3535
                                                ----------  ----------  -------
Balance at July 31, 2000.......................    192,527          --  $    --
                                                ==========  ==========  =======
 Exercisable at end of period..................                     --  $    --
                                                            ==========  =======

    There were 17,984,653 unvested shares of common stock subject to repurchase at July 31, 2000. Common stock is subject to repurchase upon termination of the stock purchase right holder's employment. Such shares are subject to repurchase at their original issuance prices.

    As discussed in Note 1, the Company applies APB 25 and related interpretations in accounting for the 1999 Plan. For the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000, the Company recorded $17.2 million and $87.3 million in deferred compensation for stock purchase rights to purchase common stock granted at exercise prices deemed to be below the fair value of common stock. Compensation expense of $2.2 million and $24.6 million was recognized using the graded method during the period from inception to January 31, 2000 and for the six months ended July 31, 2000, respectively.

                                LOUDCLOUD, INC.

    As required under SFAS 123, the following pro forma net loss and net loss per share presentations reflect the amortization of the fair value of the stock purchase right grants as expense. For purposes of this disclosure, the estimated fair value of the stock purchase rights is amortized to expense over the options' vesting periods. The Company's pro forma information follows for the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000:

                                                        Inception
                                                      (September 9, Six Months
                                                        1999) to      ended
                                                       January 31,   July 31,
                                                          2000         2000
                                                      ------------- ----------
                                                       (in thousands, except
                                                         per share amounts)
   As reported net loss applicable to common
    stockholders....................................    $ (4,981)   $ (116,973)
   Pro forma net loss applicable to common
    stockholders....................................    $ (4,997)   $ (117,334)
   As reported net loss per share applicable to
    common stockholders--basic and diluted..........    $(907.70)   $(2,285.36)
   Pro forma net loss per share applicable to common
    stockholders--basic and diluted.................    $(910.62)   $(2,292.41)

    The weighted average grant date fair value was $0.01 and $0.31 for stock purchase rights granted in the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000, respectively. The fair value of stock purchase rights granted during both periods was estimated at the date of the option grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 6.0%, expected life of the options of four years, volatility of 70% and a dividend rate of zero.

    The effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures in future years as the periods presented include only one year of stock purchase right grants under the 1999 Plan.

                                LOUDCLOUD, INC.

6. Income Taxes

    The difference between the provision for income taxes and the amount computed by applying the federal statutory rate (35%) to income before taxes is explained below:

                                                        Inception
                                                      (September 9, Six Months
                                                        1999) to      ended
                                                       January 31,   July 31,
                                                          2000         2000
                                                      ------------- ----------
   Tax (benefit) at federal statutory rate...........      (35)%       (35)%
   Loss for which no tax benefit is currently
    recognizable.....................................       35          35
                                                           ---         ---
   Total provision...................................       -- %        -- %
                                                           ===         ===

    The Company's deferred tax assets consisted of the following:

                                                           January 31, July 31,
                                                              2000       2000
                                                           ----------- --------
                                                              (in thousands)
   Net operating loss carryforwards.......................   $ 1,125   $  7,465
   Tax credit carryforwards...............................        75        275
   Non-deductible reserves and accruals...................        --      3,270
                                                             -------   --------
     Total deferred tax assets............................     1,200     11,010
   Valuation allowance....................................    (1,200)   (11,010)
                                                             -------   --------
   Net deferred tax assets................................   $    --   $     --
                                                             =======   ========

    The Company's tax carryforwards will begin to expire in 2020 for federal purposes and in 2008 for state purposes.

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $9.8 million from January 31, 2000 to July 31, 2000.

    Utilization of net operating loss may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Service Code of 1986, as amended, and similar state provisions. The annual limitation may result in expiration of net operating loss and tax carryforwards before full utilization.

                                LOUDCLOUD, INC.

7. Net Loss Per Share

    The Company follows the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period less outstanding nonvested shares. Outstanding nonvested shares are not included in the computation of basic net loss per share until the time-based vesting restrictions have lapsed.

                                                       Period from
                                                        Inception
                                                      (September 9, Six Months
                                                        1999) to      ended
                                                       January 31,   July 31,
                                                          2000         2000
                                                      ------------- ----------
                                                       (in thousands, except
                                                         per share amounts)
Net loss applicable to common stockholders
 (numerator)........................................    $ (4,981)   $ (116,973)
                                                        ========    ==========
Shares used in computing historical basic and
 diluted net loss per share applicable to common
 stockholders (denominator):
Weighted average common shares outstanding..........      20,696        36,336
Less shares subject to repurchase...................     (20,691)      (36,285)
                                                        --------    ----------
Denominator for basic and diluted net loss per
 share..............................................           5            51
Conversion of preferred stock (pro forma) ..........      18,511        41,652
                                                        --------    ----------
Denominator for pro forma basic and diluted net loss
 per share..........................................      18,516        41,703
                                                        ========    ==========
Historical basic and diluted net loss per share
 applicable to common stockholders..................    $(907.70)   $(2,285.36)
                                                        ========    ==========
Pro forma basic and diluted net loss per share
 applicable to common stockholders..................    $  (0.27)   $    (2.80)
                                                        ========    ==========

    The Company has excluded the impact of all convertible preferred stock, shares of common stock subject to repurchase, warrants for convertible preferred stock and common stock from the calculation of historical diluted loss per common share because all such securities are antidilutive for all periods presented. The total number of shares excluded from the calculations of historical diluted net loss per share was 70,896,000 and 95,854,000 for the period from inception (September 9, 1999) to January 31, 2000 and for the six months ended July 31, 2000, respectively.

8. Subsequent Events

    In August 2000, the Board of Directors adopted the 2000 Stock Option Plan ("2000 Plan"). Under the 2000 Plan options or stock purchase rights may be granted for common stock, pursuant to actions by the Board of Directors, to eligible participants. In August 2000, a total of 7.0 million shares were reserved under the 2000 Plan. In September 2000, the Company increased the shares reserved under the 2000 Plan by 7.0 million shares, which increase is subject to stockholder approval. Options or stock purchase rights granted are either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the Board of Directors as specified in each option agreement. Options and stock purchase rights vest over a period of time as determined by the Board of Directors, generally four years. The term of the 2000 Plan is ten years.

    From August 1, 2000 through September 6, 2000 the Company granted, under the 2000 Plan, 4.7 million options and stock purchase rights to purchase common stock at an average exercise price of

                                LOUDCLOUD, INC.

$1.80. The Company recorded deferred compensation of $55.3 million related to these options and stock purchase rights and expects to amortize these costs using the graded method over the vesting term of the options and stock purchase rights.

Amended and Restated Certificate of Incorporation

    In August 2000, the Company amended the Certificate of Incorporation to increase the authorized common stock to 150 million shares.

    Immediately upon the completion of the initial public offering, the Company will amend and restate its Certificate of Incorporation to provide for authorized common stock of 400 million shares and undesignated preferred stock of 15 million shares. The Board of Directors has the authority to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of common stock.

2000 Incentive Stock Plan

    In September 2000 the Board of Directors approved the 2000 Incentive Stock Plan. The plan provides for the grant of incentive stock options to the Company's employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. A total of 25 million shares of our common stock plus any unissued but reserved shares under the 1999 Stock Plan and the 2000 Stock Plan as of the effective date of the initial public offering and any shares returned to such plans shall be reserved for issuance under the 2000 Incentive Stock Plan. The shares may be authorized, but unissued, or reacquired common stock.

    The number of shares reserved for issuance under the Company's 2000 Incentive Stock Plan will increase annually on the first day of the Company's fiscal year beginning in 2003 by an amount equal to the lesser of (i) 8% of the outstanding shares of the Company's common stock on the first day of the year; provided, however, such percentage shall decrease to 6% of the outstanding shares of the Company's common stock beginning on the first day of the fiscal year beginning in 2007, (ii) 18 million shares or (iii) a lesser amount as the Company's board of directors may determine.

    The Director Option Program is part of the Company's 2000 Incentive Stock Plan and provides for the periodic grant of nonstatutory stock options to the Company's non-employee directors.

2000 Employee Stock Purchase Plan

    In September the Board of Directors approved the 2000 Employee Stock Purchase Plan. A total of 1.2 million shares of the Company's common stock will be made available for sale under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on the first day of the Company's fiscal year beginning in 2001 in an amount equal to the lesser of (i) 5.0 million shares, (ii) 2% of the outstanding shares of the Company's common stock on that date, or (iii) a lesser amount determined by the Company's Board of Directors. The Company's board of directors or a committee of our board administers the plan.

                                LOUDCLOUD, INC.

    The Purchase Plan contains consecutive, overlapping 24 month offering periods. Each offering period includes four six-month purchase periods.

    The price of common stock is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be re-enrolled in the immediately following offering period.

Registration Statement

    In September 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with the proposed initial public offering.

[Inside back cover -- Text and Graphics]

    The strip of a photograph of blue sky with white clouds appears across the top of the back cover. Below this photograph the following text appears:

  "myLoudcloud
  Customized View into the Operations Environment"

    Under this text there is a screen shot of a sample myLoudcloud web page containing systems administration statistics. Below the picture of the myLoudcloud web page are four columns in which the following text appears:

  Traffic Analysis                                                   User Management and
       Reports          Device Monitoring         Maintenance           Access Control
  ----------------      -----------------         -----------        -------------------
Customers can view                           Customers can access   Customers can control
valuable information  Customers can monitor  detailed reports on    user access to the
about the people and  the performance of     outstanding service    array of the
organizations using   the infrastructure we  requests.              myLoudcloud portal
their site.           provide for them and                          services and
                      configure their                               customize their views
                      myLoudcloud portal to                         into the myLoudcloud
                      track statistics of                           portal to different
                      interest.                                     levels of users.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  31
Management...............................................................  44
Related Party Transactions...............................................  53
Principal Stockholders...................................................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  62
Underwriting.............................................................  65
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find More Information......................................  68
Index to Financial Statements............................................ F-1

                                --------------

   Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Shares

                                Loudcloud, Inc.

                                  Common Stock

                                --------------

                              [LOGO OF LOUDCLOUD]

                                --------------

                          Joint Book-Running Managers

                              Goldman, Sachs & Co.

                           Morgan Stanley Dean Witter

                                --------------

                           Thomas Weisel Partners LLC

                                 Epoch Partners



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                      Payable by
                                                                      Registrant
                                                                      ----------
   SEC registration fee..............................................  $39,600
   National Association of Securities Dealers, Inc. filing fee.......  $15,500
   Nasdaq National Market Listing Fee................................
   Accounting fees and expenses......................................
   Legal fees and expenses...........................................
   Printing and engraving expenses...................................
   Blue Sky fees and expenses........................................
   Registrar and Transfer Agent's fees...............................
   Miscellaneous fees and expenses...................................
                                                                       -------
     Total...........................................................
                                                                       =======

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article X of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) and
Article 6 of the Registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

       1. From October 1999 to August 31, 2000, the Registrant issued and sold under our stock plans 19,647,260 shares of common stock to employees, directors and consultants at prices ranging from $0.001 to $1.80 per share pursuant to the exercise of stock purchase rights.

       2. In October 1999, the Registrant sold 22,750,000 shares of common stock to three founders at a price of $0.001 per share pursuant to restricted stock purchase agreements.

       3. On November 1, 1999, the Registrant issued and sold 13,760,583 shares of Series A preferred stock to a total of four investors for an aggregate purchase price of $2,246,690.39.

       4. From November 24, 1999 to January 3, 2000, the Registrant issued and sold 24,983,344 shares of Series B preferred stock to a total of 13 investors for an aggregate purchase price of $20,999,999.63.

       5. On February 9, 2000, the Registrant issued 66,000 Units to one investor, each Unit consisting of a $1,000 principal amount at maturity 13% Senior Discount Note due 2005 and a warrant to purchase 35.39448485 shares of the Registrant's common stock at a price of $0.01 per share, for an aggregate consideration to the Registrant of $45,136,740.

       6. From June 23, 2000 to June 26, 2000, the Registrant issued and sold 14,068,276 shares of Series C preferred stock to a total of 38 investors for an aggregate purchase price of $120,000,002.70.

       7. On August 7, 2000 the Registrant issued and sold 39,700 shares of common stock to a total of three investors for an aggregate purchase price of $71,460.00.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Rule 506 under Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1*  Form of Underwriting Agreement.

   3.1   Amended and Restated Certificate of Incorporation.

   3.2* Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.

   3.3   Bylaws

   3.4* Amended and Restated Bylaws, to be effective upon consummation of this offering.

   5.1*  Opinion of Wilson Sonsini Goodrich & Rosati.

  10.1   Registrant's 1999 Stock Plan.

  10.2   Registrant's 2000 Stock Plan.

  10.3*  Registrant's 2000 Incentive Stock Plan.

  10.4*  Registrant's 2000 Employee Stock Purchase Plan.

  10.5*  Form of Directors and Officers' Indemnification Agreement.

  10.6   Investor Rights Agreement, dated June 23, 2000, by and among the
         Registrant and the parties who are signatories thereto.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  10.7   Indenture, dated February 9, 2000, by and among the Registrant and the parties who are signatories thereto.

  10.8 Warrant Agreement, dated February 9, 2000, by and among the Registrant and the parties who are signatories thereto.

  10.9 Notes Registration Rights Agreement, dated February 9, 2000, by and among the Registrant and the parties who are signatories thereto.

  10.10  Promissory Note dated May 10, 2000 by and among the Registrant and
         Michael I. Green.

  10.11  Promissory Note dated June 22, 2000 by and among the Registrant and
         Roderick M. Sherwood III.

  10.12  Promissory Note dated August 24, 2000 by and among the Registrant and
         Roderick M. Sherwood III.

  10.13  Lease Agreement between the registrant and Sequoia Del Rey, dated
         January 31, 2000.

  23.1   Consent of Ernst & Young LLP.

  24.1   Power of Attorney. Reference is made to Page II-5.

  27.1   Financial Data Schedule for Loudcloud, Inc.

--------
*To be filed by amendment.

   (b) Financial Statement Schedules

    Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 26th day of September, 2000.

                                          LOUDCLOUD, INC.

                                              /s/ BENJAMIN A. HOROWITZ
                                          By: _________________________________
                                                  Benjamin A. Horowitz
                                           President, Chief Executive Officer
                                                       and Director

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin A. Horowitz and Charles J. Katz, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on September 26, 2000 in the capacities indicated:

               Signature                                 Title
               ---------                                 -----

      /s/ Benjamin A. Horowitz
 ______________________________________ President, Chief Executive Officer and
          Benjamin A. Horowitz           Director (Principal Executive Officer)

    /s/ Roderick M. Sherwood III        Executive Vice President and Chief
 ______________________________________  Financial Officer (Principal
        Roderick M. Sherwood III         Financial and Accounting Officer)

       /s/ Marc L. Andreessen
 ______________________________________
           Marc L. Andreessen           Chairman and Director

      /s/ William V. Campbell
 ______________________________________
          William V. Campbell           Director

        /s/ Michael S. Ovitz
 ______________________________________
            Michael S. Ovitz            Director

       /s/ Andrew S. Rachleff
 ______________________________________
           Andrew S. Rachleff           Director

                                LOUDCLOUD, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNT
                                 July 31, 2000
                                 (in thousands)

                                                  Additions
                                         Balance   Charged             Balance
                                          as of   to Costs              as of
                                        Beginning    and               End of
                                        of Period Expenses  Deductions Period
                                        --------- --------- ---------- -------
Period from inception to January 31,
 2000
  Deducted from asset accounts:
    Allowance for doubtful accounts....   $ --      $ 10       $ --     $ 10
Six months ended July 31, 2000
  Deducted from asset accounts:
    Allowance for doubtful accounts....   $ 10      $358       $ --     $368

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   1.1*  Form of Underwriting Agreement.

   3.1   Amended and Restated Certificate of Incorporation.

   3.2* Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.

   3.3   Bylaws

   3.4* Amended and Restated Bylaws, to be effective upon consummation of this offering.

   5.1*  Opinion of Wilson Sonsini Goodrich & Rosati.

  10.1   Registrant's 1999 Stock Plan.

  10.2   Registrant's 2000 Stock Plan.

  10.3*  Registrant's 2000 Incentive Stock Plan.

  10.4*  Registrant's 2000 Employee Stock Purchase Plan.

  10.5*  Form of Directors and Officers' Indemnification Agreement.

  10.6   Investor Rights Agreement, dated June 23, 2000, by and among the
         Registrant and the parties who are signatories thereto.

  10.7 Indenture, dated February 9, 2000, by and among the Registrant and the parties who are signatories thereto.

  10.8 Warrant Agreement, dated February 9, 2000, by and among the Registrant and the parties who are signatories thereto.

  10.9 Notes Registration Rights Agreement, dated February 9, 2000, by and among the Registrant and the parties who are signatories thereto.

  10.10  Promissory Note dated May 10, 2000 by and among the Registrant and
         Michael I. Green.

  10.11  Promissory Note dated June 22, 2000 by and among the Registrant and
         Roderick M. Sherwood III.

  10.12  Promissory Note dated August 24, 2000 by and among the Registrant and
         Roderick M. Sherwood III.

  10.13  Lease Agreement between the registrant and Sequoia Del Rey, dated
         January 31, 2000.

  23.1   Consent of Ernst & Young LLP.

  24.1   Power of Attorney. Reference is made to Page II-5.

  27.1   Financial Data Schedule for Loudcloud, Inc.

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*To be filed by amendment.